SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.     )

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WESBANCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

April 15, 2009

TO THE STOCKHOLDERS OF WESBANCO, INC.:

The Annual Meeting of the Stockholders of Wesbanco, Inc. will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, on Wednesday, April 15, 2009, at 12:00 Noon E.D.T.

The purposes of the meeting are as follows:

(1) To elect six persons to the Board of Directors to serve for a term of three years.

(2) To approve an advisory (non-binding) proposal on WesBanco, Inc.’s executive compensation policies and procedures.

(3) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote in favor of the director nominees and for the advisory proposal on executive compensation. The holders of the common stock of Wesbanco as of the close of business on March 6, 2009 are entitled to vote at the meeting.

You are requested to sign and date the enclosed form of Proxy and return it in the enclosed postage-paid envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth in the Proxy Card.

By order of the Board of Directors.

LARRY G. JOHNSON

Secretary

Wheeling, West Virginia

March 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 15, 2009.

THIS PROXY STATEMENT AND THE 2008 ANNUAL REPORT TO STOCKHOLDERS
ARE AVAILABLE AT
www.wesbanco.com

INDEX

PROXY STATEMENT

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ii

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PROXY STATEMENT

OF

WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

ANNUAL MEETING OF STOCKHOLDERS

APRIL 15, 2009

This statement is furnished to the stockholders of Wesbanco, Inc. (the “Corporation”) in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation (the “Annual Meeting”), which will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, at 12:00 Noon E.D.T. on Wednesday, April 15, 2009. This statement is first being mailed to the stockholders on or about March 13, 2009.

The Corporation is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank, Inc. (the “Bank”), Wheeling, West Virginia. The Corporation also maintains two other operating subsidiaries, namely, Wesbanco Securities, Inc., St. Clairsville, Ohio, and Wesbanco Insurance Services, Inc., Shinnston, West Virginia.

Proxies

The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Employees and Directors of the Corporation and its subsidiaries may follow up on this written solicitation by telephone or other methods of communication.

Proxies may be revoked by the stockholders who execute them at any time prior to the exercise thereof by a later dated proxy, by written notice to the Corporation, or by appearing in person at the Annual Meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the Annual Meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the discretion of the holders of such proxies.

As an alternative to submitting the enclosed proxy, stockholders who hold shares directly in their name may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card.

Delivery of Proxy Materials to Households

Annually, the Corporation mails to each registered stockholder at a shared address, not previously notified, a separate notice of its intention to household proxy materials. Beneficial stockholders (those who hold common shares through a financial institution, broker or other record holder) are notified of the householding process by the record holder. Those registered and beneficial stockholders who are eligible and have not opted-out (as defined below) of the householding process will receive one copy of the Corporation’s Annual Report to Stockholders for the year 2008 and one copy of this Proxy Statement. A separate proxy card and a separate notice of the meeting of stockholders will continue to be included for each account at the shared address.

Registered stockholders who reside at a shared household and who would like to receive a separate Annual Report and/or a separate Proxy Statement (to “opt-out”), or have questions regarding the householding process, may contact the Corporation’s transfer agent and registrar by calling (888) 294-8217 or forwarding a written request addressed to Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690. Promptly upon request, a separate Annual Report and/or separate Proxy Statement will be sent. By contacting the transfer agent, registered stockholders sharing an address can also request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies. Beneficial stockholders should contact their brokers, financial institutions, or other record holder for specific information on the householding process as it applies to those accounts.

Stock Outstanding and Voting Rights

The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock with a par value of $2.0833 per share (the “Common Stock”), and 1,000,000 shares of preferred stock without par value. Of the 50,000,000 shares of authorized Common Stock, as of March 6, 2009, there were 26,560,889 shares issued and outstanding.

On December 5, 2008, the Corporation entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (the “Treasury”), pursuant to which the Corporation agreed to issue and sell (i) 75,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 439,282 shares of the Corporation’s Common Stock for an aggregate purchase price of $75,000,000 in cash. The Series A Preferred Stock has a liquidation preference of $1,000 per share.

The Series A Preferred Stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock may be redeemed by the Corporation after three years. Prior to the end of three years, the Series A Preferred Stock may be redeemed by the Corporation only with proceeds from the sale of qualifying equity securities of the Corporation (a “Qualified Equity Offering”), subject to changes to such requirements made by the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Please refer to the Section titled “Troubled Asset Relief Program” on page 20. The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $25.61 per share of the Common Stock.

Upon issuance of the Series A Preferred Stock on December 5, 2008, the ability of the Corporation to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Junior Stock (as defined below) and Parity Stock (as defined below) became subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share of $0.28 declared on the Common Stock prior to October 14, 2008. The redemption, purchase or other acquisition of trust preferred securities of the Corporation or its affiliates also became restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which the Series A Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series A Preferred Stock to third parties. The restrictions described in this paragraph are set forth in the Purchase Agreement.

In addition, the Corporation filed a Certificate of Designations with the West Virginia Secretary of State on December 5, 2008, which fixes the designations, preferences, limitations and relative rights of the Series A Preferred Stock. Pursuant to the Certificate of Designations, the ability of the Corporation to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Junior Stock and Parity Stock will be subject to restrictions in the event that the Corporation fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Corporation. “Parity Stock” means any class or series of stock of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

The remaining authorized shares of preferred stock of the Corporation may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of the Corporation at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the Common Stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Corporation, redemption rights, rights to convert their preferred stock into shares of Common Stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of the Corporation’s Common Stock.

A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present.

Stockholders of record as of the close of business on March 6, 2009, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock held as of the record date, as shown by the records of the transfer agent. Cumulative voting in the election of Directors is permitted by West Virginia statutory provisions, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of Common Stock multiplied by the number of Directors to be elected within each class, and the stockholder may cast all of such votes for a single Director or distribute them among two or more Directors. The nominees receiving the highest number of votes in each class—six in the class of 2012—will be elected as Directors of the Corporation. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting.

Beneficial Owners of More than 5% of the Common Stock of the Corporation

WesBanco Trust and Investment Services, the Trust Department of the Bank, Bank Plaza, Wheeling, West Virginia, 26003, is a holder or beneficial owner of more than 5% of the Common Stock of the Corporation. As of March 6, 2009, 1,698,085 shares of the Common Stock of the Corporation, representing 6.39% of the total shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 925,774 shares, representing 3.49% of the shares outstanding, has partial voting control of 15,151 shares, representing 0.06% of the shares outstanding, and has sole voting control of 757,160 shares, representing 2.85% of the shares outstanding.

Based solely on a Schedule 13G filed on February 9, 2009, Dimensional Fund Advisors, LP (“Dimensional”) has indicated that it may be the beneficial owner of 7.61% of the shares outstanding of the Corporation’s Common Stock in light of its furnishing investment advice to four investment companies and serving as investment manager to certain other commingled group trusts and separate accounts which own the shares since it possesses investment and/or voting power over the shares. Dimensional, however, disclaimed beneficial ownership of the shares.

Based solely on a Schedule 13G filed on February 6, 2009, Barclays Global Investors, NA (“Barclays”) has indicated that it may be the beneficial owner of 5.24% of the shares outstanding of the Corporation’s Common Stock held in various affiliated funds and trust accounts for the economic benefit of the beneficiaries of those accounts.

The following table lists each stockholder known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Common Stock as of March 6, 2009, as more fully described above:

Title of Class	Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Wesbanco Trust and Investment Services One Bank Plaza Wheeling, WV 26003	1,698,085	*	6.39%

Common	Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,021,164	*	7.61%

Common	Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,392,486	*	5.24%

*	Nature of beneficial ownership more fully described in text immediately preceding table.

Ownership of Securities by Directors, Nominees and Officers

The following table sets forth the number of shares of the Corporation’s Common Stock beneficially owned by each nominee, each continuing director and each named executive officer of the Corporation, and all of its executive officers and directors as a group as of March 6, 2009. There is no other class of voting securities issued and outstanding.

Name of Beneficial Owner	Sole Voting and Investment Authority		Shared Voting and/or Investment Authority		Percent of Class
James E. Altmeyer	10,007				*
Ray A. Byrd (Nominee)	10,449	(1)			*
R. Peterson Chalfant	51,785		46,489	(2)	*
R. E. Coffman, Jr.	7,911	(3)			*
Christopher V. Criss	52,204	(4)	116,806	(5)	*
Robert M. D’Alessandri	1,428				*
James D. Entress	20,900	(6)			*
Abigail M. Feinknopf	16,500		127,601	(7)	*
John W. Fisher, II (Nominee)	1,790	(8)			*
Ernest S. Fragale (Nominee)	66,570	(9)			*
James C. Gardill	45,686	(10)	600	(11)	*
Edward M. George	21,000	(12)			*
John D. Kidd	181,583	(13)			*
Vaughn L. Kiger	20,936	(14)	1,298	(15)	*
Robert E. Kirkbride	4,626	(16)			*
D. Bruce Knox (Nominee)	58,960	(17)	259,715	(18)	1.20%
Paul M. Limbert (Executive Officer)	89,085	(19)			*
Jay T. McCamic	15,082	(20)	127,601	(20)	*
Kristine N. Molnar (Executive Officer)	12,233	(21)	250	(22)	*
F. Eric Nelson, Jr.	22,830	(23)	5,389	(24)	*
Dennis G. Powell (Executive Officer)	6,624	(25)			*
Jerome B. Schmitt (Executive Officer)	34,578	(26)			*
Henry L. Schulhoff	102,839	(27)	5,721	(28)	*
Joan C. Stamp	19,825	(29)			*
Neil S. Strawser	25,134	(30)	42,175	(31)	*
Reed J. Tanner (Nominee)	8,152	(32)	2,622	(33)	*
Donald P. Wood (Nominee)	14,221	(34)			*
Robert H. Young (Executive Officer)	20,160	(35)			*
All Directors and Officers as a group (33 persons)	1,111,921		736,267		6.9%

*	Beneficial ownership does not exceed one percent (1%).
(1)	Includes 8,035 shares held for Mr. Byrd’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(2)	Includes 23,000 shares held in the Clyde Chalfant GST Trust for the benefit of R. Peterson Chalfant and 23,489 shares held in the Mary Peterson Chalfant GST Trust for the benefit of R. Peterson Chalfant.
(3)	Includes options to purchase 2,000 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 2,425 shares held in the WesBanco KSOP.
(4)	Includes 6,590 shares held for Mr. Criss’ benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(5)	Shares held by Atlas Towing Company, in which Mr. Criss owns a substantial interest and serves as an officer and director.
(6)	Shares are held in an IRA account for Dr. Entress. Dr. Entress’ wife, Dr. Cheryl Entress, is the owner of an additional 19,394 shares, held in a custodial IRA account at WesBanco Bank, Inc., for which Dr. Entress disclaims beneficial ownership.

(7)	Shares held in trust for the benefit of Mrs. Feinknopf.
(8)	Includes 322 shares held by Mr. Fisher’s wife, Susan V. Fisher.
(9)	Includes 3,379 shares held for Mr. Fragale’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan and 1,846 shares held in the WesBanco KSOP.
(10)	Includes 16,840 shares held in an IRA account for Mr. Gardill. Also includes 12,957 shares held by Mr. Gardill’s wife, Linda T. Gardill, and 4,067 shares held in her IRA account.
(11)	Shares held in a Profit Sharing Plan for Phillips, Gardill, Kaiser & Altmeyer, PLLC for the benefit of Mr. Gardill.
(12)	Includes 7,328 shares held in an IRA account for Mr. George. Mr. George’s wife, Sandra F. George, is the owner of an additional 900 shares for which Mr. George disclaims beneficial ownership.
(13)	Includes 158,722 shares in Trust A and 22,287 shares in Trust B of the John D. Kidd Trust dated October 14, 2007, and 574 shares held in his individual name.
(14)	Includes 11,697 shares held in an IRA account for Mr. Kiger. Mr. Kiger’s wife, Meredith Kiger, is the owner of an additional 1,578 shares for which Mr. Kiger disclaims beneficial ownership.
(15)	Shares held by Mr. Kiger as custodian for his children.
(16)	Includes 4,162 shares held for Mr. Kirkbride’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(17)	Includes 1,982 shares held in an IRA account for Mr. Knox’s benefit.
(18)	Shares held in the G. L. Knox Irrevocable Life Insurance Trust in which Mr. Knox serves as Trustee.
(19)	Includes options to purchase 68,000 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 6,032 shares held in the WesBanco KSOP.
(20)	Includes 4,791 shares held in trust by Mr. McCamic’s wife, Jimmie Ann McCamic and 127,601 shares held in trust for the benefit of Mr. McCamic.
(21)	Includes 8,167 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 3,893 shares held in the WesBanco KSOP.
(22)	Shares are held in a trust in which Mrs. Molnar has a beneficial ownership.
(23)	Includes 300 shares held by Mr. Nelson’s children.
(24)	Shares held by O & G, Inc., in which Mr. Nelson is a partner.
(25)	Includes options to purchase 6,500 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 124 shares held in the WesBanco KSOP.
(26)	Includes options to purchase 26,133 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 5,624 shares held in the WesBanco KSOP.
(27)	Includes 8,991 shares held by Mr. Schulhoff’s wife, Cathleen C. Schulhoff, and 485 shares held for Mr. Schulhoff’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan. Also included are options to purchase 14,363 shares.
(28)	Shares held by Schulhoff & Co., in which Mr. Schulhoff serves as an officer.
(29)	Includes 10,696 shares held in Mrs. Stamp’s trust at WesBanco Bank, Inc.
(30)	Shares held in a custodial IRA over which Mr. Strawser exercises voting authority.
(31)	Held in the Linda L. Strawser Trust for which Mr. Strawser is Trustee.
(32)	Includes 4,804 shares held for Mr. Tanner’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(33)	Includes 477 shares held in trust in which Mr. Tanner has a beneficial interest. He is also Co-Trustee of his brother’s family trust which holds 2,145 shares for which Mr. Tanner disclaims beneficial ownership.
(34)	Includes options to purchase 2,512 shares.
(35)	Includes options to purchase 18,225 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 1,935 shares held in the WesBanco KSOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Corporation’s officers, directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission (the “SEC”). Officers, directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 2008, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled, except for one transaction by Bernard P. Twigg who sold 1,100 shares on September 16, 2008, and failed to timely file a Form 4.

The Corporation is required to report late filings.

Transactions With Directors and Officers

Transactions with Related Persons

The Corporation generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Corporation uses the following guidelines to determine the impact of a credit relationship on a director’s independence. The Corporation presumes that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Corporation does not consider normal, arms’ length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Corporation does not consider independent any director who is also an executive officer of a company to which the Corporation has extended credit unless such credit meets the substantive requirements of Regulation O.

Vaughn L. Kiger, a Director of the Corporation, leases two parcels of real estate to the banking subsidiary of the Corporation on which the Bank operates a drive-in facility. The leases predate Mr. Kiger’s election to the Board and were executed by a predecessor bank acquired by the Corporation. The rental income payable annually on the two parcels combined is approximately $33,827.

James C. Gardill, Director and Chairman of the Corporation, is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, which serves as the Corporation’s primary outside legal counsel. Edward M. George, III is also a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC. Mr. George is the son of Edward M. George, a Director of the Corporation. H. Brann Altmeyer is also a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC. Mr. Altmeyer is the brother of James E. Altmeyer, a Director of the Corporation. Fees aggregating $829,540 were paid to the law firm for legal services rendered to the Corporation and its affiliates during the year. From time to time, the firm of Schrader, Byrd & Companion, PLLC, of which Ray A. Byrd, a Director of the Corporation, is a member, performs services for the Corporation. It is contemplated that these firms will be retained to perform legal services during the current year. The Corporation also retained the law firm of McCamic, Sacco, Pizzuti & McCoid, PLLC, pursuant to an agreement dated November 30, 2001, as modified by letter dated January 7, 2003. The agreement provided for a monthly retainer of $6,000 and continued for a term of six years from March 1, 2002 to March 1, 2008. Jay T. McCamic, a Director of the Corporation, is a member of the firm.

Several directors have been appointed to the Board and subsequently nominated for election pursuant to acquisition and merger related agreements. Ms. Feinknopf was appointed to the Board pursuant to the merger agreement with American Bancorporation. Under the terms of that agreement, Mr. Jeremy C. McCamic served as a member of the Board until December 31, 2002, at which time he resigned and the Corporation appointed his son, Jay T. McCamic, to the Board. Also under the terms of the agreement, the Corporation has agreed to include Ms. Feinknopf and Mr. Jay T. McCamic as recommended nominees until each has served at least a full three year term, which obligation has been satisfied as to both. Mr. Schulhoff was appointed to the Board pursuant to the merger agreement with Winton Financial Corporation. Under the terms of the Winton agreement, the Corporation has agreed to include Mr. Schulhoff as a recommended nominee until he has served at least a full three year term. Nominees and incumbent directors, John D. Kidd, D. Bruce Knox, Donald P. Wood and Neil S. Strawser, were appointed to the Board pursuant to the merger agreement with Oak Hill Financial, Inc. Under the terms of the agreement, the Corporation has agreed to include them as recommended nominees until they have each served at least a full three year term.

Policies and Procedures for Approval of Related Party Transactions

The Corporation recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that corporate decisions are based on considerations other than the best interests of the Corporation and its shareholders. Therefore, the Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Corporation participates and in which any related party has a direct or indirect material interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $120,000 when aggregated with all similar transactions, or (iii) loans made by the Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Audit Committee and may be consummated or may continue only (i) if the Audit Committee, or Chairman thereof acting between meetings, approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealing with an unrelated third party, (ii) if the transaction involves compensation that has been approved by the Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Audit Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Corporation.

The current policy was formalized and adopted in February, 2007, and subsequently revised on August 7, 2008. All related party transactions since January 1, 2007, which were required to be reported in this Proxy Statement, were approved by either the Audit Committee or the Compensation Committee of the Board of Directors.

Election of Directors

The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors up to a maximum of thirty-five, and the Board of Directors has determined that the Board shall consist of twenty-one members, and has fixed the number of Directors to be elected to the Board of Directors at the forthcoming meeting at six persons to serve for a term of three years which will expire at the annual stockholders meeting in 2012.

The Corporation and its banking subsidiary, the Bank, maintain separate boards but the directors of the Corporation also serve as directors of the banking subsidiary.

There are no family relationships among the directors, nominees or executive officers of the Corporation, except that Abigail M. Feinknopf is the sister of Jay T. McCamic. A majority of the Corporation’s directors are independent as defined in Nasdaq listing standards. The Board has determined that all of the directors and nominees are independent as that term is defined under the Nasdaq definition, except for Abigail M. Feinknopf, Jay T. McCamic, Paul M. Limbert, Edward M. George, James C. Gardill, John D. Kidd and D. Bruce Knox.

Accordingly, the following persons have been nominated for election to the Board:

Nominees (1)

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2012

Name	Age	Principal Occupation (2)	Director Since
Ray A. Byrd	64	Lawyer, Member-Manager, Schrader, Byrd & Companion PLLC	06/09/77

John W. Fisher, II	66	Professor of Law, WVU College of Law; former Dean, WVU College of Law	04/18/07

Ernest S. Fragale	61	Vice President of Daisy Development Co.	08/20/96

D. Bruce Knox (3)	48

Former Executive Vice President of Oak Hill Banks, December 2007 to May 2008; Executive Vice President of Oak Hill Financial, Inc. from January 2005 to December 2007 and Chief Information Officer from January 2000 to December 2007

			11/30/07

Reed J. Tanner	55	Certified Public Accountant RTanner Associates, PLLC since January 2009; Dixon Hughes, PLLC, February, 2007 to December, 2008; Simpson & Osborne AC	12/30/96

Donald P. Wood (3)	64

Interim President, University of Rio Grande; Chairman & CEO of Don Wood, Inc., Don Wood Ford Lincoln, Mercury, Inc., and Don Wood Automotive, LLC and other related automobile dealerships in Athens and Hocking Counties, Ohio

			11/30/07

(1)	One vacancy exists in this class due to retirements and the unequal division of the remaining classes of directors but the Board has determined to leave the position vacant as part of its efforts to reduce the size of the Board over time.
(2)	Principal occupation during the past five years.
(3)	Messrs. Knox and Wood were appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Oak Hill Financial, Inc., which agreement required the nomination of four directors to serve at least a full three year term on the Board of Directors of the Corporation.

In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

All of the foregoing six nominees presently are serving as members of the Board. In the event that, at any time prior to the Annual Meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

Continuing Directors

In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2011.

Name	Age	Principal Occupation (1)	Director Since
R. Peterson Chalfant	68	Lawyer	08/30/96

Abigail M. Feinknopf	41	Marketing Representative with Feinknopf Photography, Columbus, OH; Freelance Writer	03/01/02

John D. Kidd (2)	69	Vice Chairman, Wesbanco, Inc.; Former Chairman of Oak Hill Financial, Inc. from December 2002 to December 2007; CEO of Oak Hill Financial, Inc. from 1981 through December 2003	11/30/07

Paul M. Limbert	62	President & Chief Executive Officer, Wesbanco, Inc. and President and CEO of Wesbanco Bank, Inc.; former Executive Vice President and CFO of Wesbanco, Inc.	12/18/03

Jay T. McCamic	53	Lawyer; President McCamic, Sacco, Pizzuti & McCoid, PLLC	01/01/03

F. Eric Nelson, Jr.	48	President, Nelson Enterprises; Former General Partner of Mountaineer Capital, LP	04/18/07

Joan C. Stamp	57	Director, West Virginia University Foundation	02/15/96

(1)	Principal occupation during the past five years.
(2)	Mr. Kidd was appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Oak Hill Financial, which agreement required the nomination of four directors to serve at least a full three year term on the Board of Directors of the Corporation.

B. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2010

Name	Age	Principal Occupation (1)	Director Since
James E. Altmeyer	70	President, Altmeyer Funeral Homes, Inc; Director, Consol Energy, Inc.; Director CNX Gas Corp.	10/16/87

Christopher V. Criss	52	President & Chief Executive Officer, Atlas Towing Co.	07/17/92

Robert M. D’Alessandri, MD	63

CEO, President and Dean, The Commonwealth Medical College; Former Vice President for Health Services at West Virginia University and President of the Blanchette Rockefeller Neurosciences Institute; Dean of the School of Medicine from 1989 to 2004

			04/18/07

James C. Gardill	62	Chairman of Wesbanco, Inc.; Lawyer, Member, Phillips, Gardill, Kaiser & Altmeyer, PLLC	04/18/07

Vaughn L. Kiger	64	President, Old Colony, Realtors, Member, West Virginia Real Estate Commission; Former Chairman of the West Virginia University Board of Advisors and Board of Governors	02/19/04

Robert E. Kirkbride	69	President, Ohio Valley Land Co.; Former Vice President-Administration & Finance, Christy & Associates	02/19/04

Henry L. Schulhoff (2)	65	President of Schulhoff and Company, Inc.	01/03/05

Neil S. Strawser (3)	66	Co-founder of Parrott & Strawser Properties, Inc. since 1980; President of Land Pro Consulting, Inc., a land development firm in Cincinnati, OH	11/30/07

(1)	Principal occupation during the past five years.
(2)	Mr. Schulhoff was appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Winton Financial Corporation which agreement required the election of one director to serve at least a full three year term on the Board of Directors.
(3)	Mr. Strawser was appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Oak Hill Financial, which agreement required the nomination of four directors to serve at least a full three year term on the Board of Directors of the Corporation.

Executive Officers of the Corporation

The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

PAUL M. LIMBERT, age 62, has served as the President and Chief Executive Officer of Wesbanco, Inc., and President and Chief Executive Officer of Wesbanco Bank, Inc. since 2001. Mr. Limbert previously served as Executive Vice President and Chief Financial Officer for Wesbanco, Inc. and was Vice Chairman and Chief Financial Officer of Wesbanco Bank, Inc. Mr. Limbert joined the Corporation in April, 1977.

DENNIS G. POWELL, age 59, is the Executive Vice President and Chief Operating Officer of Wesbanco, Inc. Mr. Powell joined the Corporation in November, 2004 after having served as Executive Vice President and Director of Consumer Services for UMB Financial Corp., Kansas City, MO from March, 2001 to October, 2004. Prior to that time, Mr. Powell was a Senior Vice President with Bank One Corp. in Columbus, OH.

ROBERT H. YOUNG, age 52, is the Executive Vice President and Chief Financial Officer of Wesbanco, Inc. Mr. Young joined the Corporation in July, 2001 after having served as Senior Vice President and Chief Financial Officer of PNC Bank, FSB and its National Affinity Program division in Pittsburgh, PA. Mr. Young is a licensed certified public accountant.

R. E. COFFMAN, JR., age 57, has served as President of the West Region of Wesbanco Bank, Inc. since May, 2008, after having served as President of Oak Hill Banks from November 30, 2007, to May, 2008. Mr. Coffman was President and CEO of Oak Hill Banks from January 2004 to 2007 and President and CEO of Oak Hill Financial, Inc. from 2002 to 2007. In addition, Mr. Coffman served as Oak Hill Financial, Inc.’s Chief Administrative Officer from December 2002 through December 2003.

JEROME B. SCHMITT, age 59, has served as Executive Vice President—Trust & Investments, Wesbanco, Inc. since March, 1999. He joined the Corporation in 1972. Mr. Schmitt is a Chartered Financial Analyst.

JOHN W. MOORE, JR., age 61, has served as Executive Vice President—Human Resources of Wesbanco, Inc. since May, 2002. Prior to that Mr. Moore was Senior Vice-President-Human Resources. Mr. Moore joined the Corporation in 1976.

LARRY G. JOHNSON, age 61, has served as Corporate Secretary since March, 1998. Mr. Johnson also serves as Market President of the Parkersburg Region of Wesbanco Bank, Inc. Mr. Johnson served as Executive Vice President of the Parkersburg Region until November 2003. Mr. Johnson has been with Wesbanco since 1998 as a result of the acquisition of Commercial BancShares, Inc.

PETER W. JAWORSKI, age 53, has served as Executive Vice President—Chief Credit Officer of Wesbanco, Inc. since May, 2002. Prior to that, he was Senior Vice President—Credit Administration of Wesbanco, Inc., as well as Chief Credit Officer. Mr. Jaworski joined the Corporation in 1995.

BRENT E. RICHMOND, age 45, is currently Executive Vice President—Treasury of Wesbanco, Inc. Mr. Richmond served as Executive Vice President-Operations from March, 2002, until December, 2003. Mr. Richmond was the President and Chief Operating Officer of American Bancorporation until its merger with Wesbanco, Inc. on March 1, 2002, as well as Chief Executive Officer of Wheeling National Bank. Mr. Richmond previously held the positions of Executive Vice President, Chief Financial Officer and Corporate Secretary of American Bancorporation.

BERNARD P. TWIGG, age 54, is currently President of the East Region of Wesbanco Bank, Inc. and formerly Executive Vice President—Commercial Banking of Wesbanco, Inc. Mr. Twigg served as President and Senior Lender of the Upper Ohio Valley Region of Wesbanco Bank, Inc. from July 2003 to July 2005 and East Region President from July 2005 to January 2007.

Compensation Discussion and Analysis

Introduction

The following discussion and analysis explains the Corporation’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 28, who we refer collectively to as the “named executive officers.” This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table. The named executive officers of the Corporation presently are serving without compensation from the Corporation. They are, however, compensated by the Bank for services rendered as officers of that corporation.

Compensation Philosophy and Objectives

The Corporation’s Compensation Committee has adopted a philosophy statement on executive compensation. The philosophy statement expresses the Corporation’s desire to become the employer of choice and to be viewed as a model of best practices for executive compensation. Applying that philosophy, our compensation programs are designed to provide the appropriate mix of compensation and benefits in order to promote the interests of the Corporation and its shareholders while enabling us to attract and retain top-quality executive talent. The primary objectives of the compensation policies for executive officers are to:

•

Attract and retain executive officers by offering base salary that is competitive with that offered by similarly situated banks in the markets in which we compete and by rewarding outstanding individual performance;

•	Promote and reward the achievement of short-term and long-term objectives set by the Board and management without encouraging unnecessary and excessive risk taken by our executive officers; and

•	Align the interests of executive officers with those of our shareholders by making incentive compensation an important aspect of our executive’s compensation.

The philosophy statement delineates the following four fundamental principles in establishing executive compensation: (i) the Corporation’s performance both in terms of the attainment of short-term and long-term goals; (ii) the competitiveness of the Corporation’s executive officers’ salaries to that of similarly qualified and situated officers in markets in which it competes; (iii) the individual performance of each executive officer and (iv) the recommendations of the Chief Executive Officer regarding all executive officers other than himself.

Administration of the Executive Compensation Program

Compensation Committee Process. Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee met three times during calendar year 2008 and has met once so far during calendar year 2009. Mr. Fisher, Chairman of our Compensation Committee, works with our Chief Executive Officer to establish the meeting agenda. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, with legal counsel and with outside compensation advisors. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance;

•	Calculations and reports on levels of achievement of individual and corporate performance objectives;

•	Reports on the Corporation’s strategic objectives and budget for future periods;

•	Reports on the Corporation’s year over year performance and current year performance versus a peer group of companies;

•	Information on the executive officers’ stock ownership and option holdings;

•	Information regarding equity compensation plan dilution;

•	Estimated grant date values of stock options (using the Black-Scholes valuation methodology);

•

Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change in control of the Corporation; and

•

Information regarding compensation programs and compensation levels at study groups of companies identified by independent compensation consultants or through statistical comparisons compiled by management using third party source information such as SNL Financial Executive Compensation Review.

Use of Peer Group. The philosophy statement adopts the position that annual compensation for all executive officers should be targeted to be at or above the 50th percentile of companies in our peer group and should provide for performance bonuses based on performance metrics established at the discretion of the Compensation Committee. Our management compiled peer group reports for 2008 reviewed by our Compensation Committee which consisted of 14 banks of comparable size in total assets. The peer group used for our executive compensation review differs from the indices used in the performance graph contained in our annual report on Form 10-K. Our peer group for 2008 compensation purposes was comprised of the 14 banks listed below:

1st Source Corp.	First Commonwealth	Old National Bancorp

City Holding Company	First Financial Bancorp	Park National Corp.

First Merchants	Peoples Bancorp	S&T Bancorp, Inc.

F.N.B. Corporation	Integra Bank Corp	United Bankshares, Inc.

Irwin Financial	Main Source Financial

Our 2008 peer group was modified from our 2007 peer group with the goal of more accurately reflecting the banks with which the Corporation competes for executive talent.

In the fourth quarter of calendar year 2008, our Compensation Committee engaged a compensation consultant, Cowden Associates, Inc., to review the total compensation of our named executive officers and to compare their compensation with the compensation paid to executive officers of the foregoing peer group and a national peer group of similarly sized financial institutions. The consultant also reviewed the historical financial performance of the Corporation compared to the peer group and to the national group on return on average assets (“ROAA”) and return on average equity (“ROAE”) for the most recent annual period as well as a three year and five year period.

The consultant concluded that the Corporation’s ROAA results compared favorably with the 50th percentile of all banks studied with the one-year ROAA ending December 31, 2007, approaching the 75th percentile of all banks and for the three- and five-year period its performance equaled the 50th percentile. Additionally, its ROAE for the one-year period ending December 31, 2007, was well above the 50th percentile of all banks studied, the three-year period nearly equaled the 50th percentile and for the five-year period was slightly better than the 50th percentile.

The consultant also addressed total compensation compared to the peer group banks. The consultant concluded that the Corporation’s overall program for total compensation was reasonable when compared to the peer group of banks and industry practices of similarly situated entities.

Management’s Role in the Compensation-Setting Process. Management plays a significant role in the compensation setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives for individual executives other than the named executive officers; and

•	Recommending salary levels and option awards.

Our Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Our management also prepares meeting information for each Compensation Committee meeting.

The Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	Background information regarding the Corporation’s strategic objectives;

•	His evaluation of the performance of the senior executive officers; and

•	Compensation recommendations as to senior executive officers (other than himself).

Annual Evaluation. Our Compensation Committee meets in an executive session each year to evaluate the performance of the named executive officers, to determine their annual bonuses for the prior fiscal year, to establish their performance objectives for the current fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

The Compensation Committee’s process begins with establishing individual and corporate performance objectives for senior executive officers, including all of our named executive officers, in the second quarter of each calendar year. Our Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Corporate performance objectives typically are established on the basis of a targeted return on assets and return on equity, as well as growth in earnings per share and individual goals for particular business units within the Corporation.

Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual incentive awards; and

•	Long-term incentives.

In addition to these principal components, our compensation program also includes employment contracts, change in control agreements, deferred compensation opportunities, retirement plans, a bank owned life insurance program and other perquisites and benefits, each of which are discussed in this Compensation Discussion & Analysis with respect to the named executive officers.

Annual Compensation

Our executive officers receive two forms of annual compensation, base salary and annual incentive awards. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions.

The annual compensation program, as espoused by our Compensation Committee through its philosophy statement, is intended to target Corporation performance, both in terms of the attainment of short-term and long-term goals, and to consider principally return on equity, growth in earnings per share, and return on assets.

Base Salary. Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, our Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups, internal pay equity and the tax deductibility of base salary.

Based on compensation data provided by our compensation consultant, Cowden Associates, Inc., peer group comparisons, individual evaluations and internal equities, Paul Limbert, our Chief Executive Officer, recommends base salaries for all executive officers to the Compensation Committee for their consideration, except with respect to his own salary. Based on the Compensation Committee’s review of the applicable compensation data, as discussed above and including Mr. Limbert’s recommendations, base salaries for all executives for the 2008 fiscal year were set at levels consistent with the overall range of increases provided to executive officers generally within the Corporation. The base salary increase range for 2008 for our named executive officers was zero to 2.93%. Mr. Limbert’s base salary was increased to $369,000 in 2008, representing a 2.5% increase over the amount he received in 2007. See the Summary Compensation Table on page 28 for more information about the 2008 base salaries of our named executive officers.

Annual Cash Incentive Awards. Annual incentive awards, in the form of annual cash bonuses, are made to our named executive officers, except for Mr. Coffman, under the WesBanco, Inc. Key Executive Incentive Bonus and Option Plan, which we refer to as the Incentive Plan and which was approved by our shareholders. Mr. Coffman received his cash bonus for 2008 pursuant to the terms of his employment agreement. For additional information regarding our Incentive Plan, see the section entitled “Key Executive Incentive Bonus and Option Plan” on page     .The Compensation Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants under the Incentive Plan. The Compensation Committee believes that annual cash incentive awards for our executives, which are the variable and at-risk portion of annual compensation, should be generally targeted at a maximum of 50% of base salary for the Chief Executive Officer and a somewhat lesser range for our other executive officers.

Eligibility for Annual Incentive Awards. In general, the following thresholds must be satisfied for an executive to be eligible to receive an annual incentive award: (i) the executive must receive a “fully competent” performance rating; and (ii) the Corporation must meet 85% of its “overall corporate goal.”

Performance Rating. Our Chief Executive Officer annually rates the performance of each of our other named executive officers and assigns a performance rating to the executives based on the executive’s performance during the fiscal year. The Chair of our Compensation Committee evaluates the performance of our Chief Executive Officer and assigns his performance rating. For 2008, all of our named executive officers received “fully competent” performance ratings.

Overall Corporate Goal. The Corporation’s “overall corporate goal” is targeted earnings per share for a given fiscal year. Though in the development stage for several years and used to measure bonus awards, 2008 was only the third year for actual implementation of target performance measures to determine bonus amounts. The Committee set target performance measures based in part upon management’s confidential business plan and budget. The Committee set the earnings per share target at target levels deemed appropriate based on industry expectation, market opportunities and other factors the Committee believes are relevant. Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional, some of which were attained in 2008. Similarly, minimum award or threshold performance targets are set sufficiently high that some individual performance metrics in these categories were not met in 2008 resulting in no payment in certain categories. Performance targets have been set such that actual performance exceeded target in some categories in 2008.

The Corporation’s GAAP earnings per share for the 2008 fiscal year did not meet the minimum overall corporate goal. The Committee used GAAP earnings in its analysis and determination. The Committee determined that the use of GAAP earnings was the appropriate benchmark for incentive bonuses for the year. The earnings per share goal may be adjusted by the Committee, in its sole discretion, for items attributed to non-core operating events impacting the Corporation’s core operating results, such as mergers and acquisitions, unusual gains or losses, significant asset sales or other out-of-the ordinary or one-time events which significantly impact the normal operations. No adjustments were made for the year 2008 analysis. The Corporation also did not achieve its target level in ROE and its minimum target in ROA. Threshold targets for 2008 for ROA were 0.78%, ROE 7.02% and EPS $1.56. Actual results were an ROA of 0.72%, ROE of 6.37% and EPS of $1.42.

If the minimum overall corporate goal is not satisfied in a fiscal year, the Compensation Committee has the discretion to grant annual incentive awards for named executive officers and may adjust individual performance targets, which are discussed below and determine the amount of an incentive award, accordingly. The Compensation Committee did not make any adjustments in the individual performance targets, but did elect to make discretionary awards based on a number of factors discussed below under the heading “Discretionary Bonus Payments for 2008.”

Determination of Incentive Award Amounts. If the eligibility thresholds discussed above have been satisfied, the Compensation Committee determines the amount of an executive’s annual cash incentive award based on the executive’s target incentive award and the satisfaction of individual performance targets.

Target Annual Incentive Awards. The table below sets forth certain information regarding the target, maximum and actual annual incentive awards for each named executive officer for the fiscal year ended December 31, 2008.

ANNUAL INCENTIVE AWARDS

Name	Maximum Incentive Award - % of Base Salary	Maximum Incentive Award - $	Target Incentive Award - $	Actual 2008 Incentive Award - $*
Paul M. Limbert President & Chief Executive Officer	50%	$184,500	$184,500	$120,000
Robert H. Young Executive Vice President & Chief Financial Officer	45%	$104,845	$104,845	$75,000
Dennis G. Powell Executive Vice President & Chief Operating Officer	45%	$118,578	$118,578	$85,000
Jerome B. Schmitt Executive Vice President—Trust & Investments	45%	$100,350	$100,350	$65,000
Kristine N. Molnar Executive Vice President—Community Relations	15%	$30,137	$30,137	$-0-
Ralph E. Coffman President West Region	N/A	N/A	N/A	$30,000

*	Actual awards shown in this column were made on a discretionary basis by the Compensation Committee. The Corporation did not meet its minimum overall corporate goal in 2008. The award for Mr. Coffman was made on November 30, 2008, based on a contractual provision under his employment contract dated July 17, 2007.

As shown in the table above, the maximum annual incentive award that a named executive officer may receive is based on a percentage of the executive’s annual base salary. The maximum annual incentive award an executive may receive is 115% of the executive’s individual metric for any one measurement category but the overall bonus cannot exceed the maximum percentage of base salary established for such officer. The Compensation Committee sets target annual incentive awards to approximate annual cash incentive awards in the 50th percentile range for comparable positions at banks within the peer group and considers the different accountabilities and responsibilities for the CEO and the other named executive officers. For 2008, the Compensation Committee determined that the target annual incentive award for our CEO would be equal to 50% of his base salary, which was $184,500. The Compensation Committee determined that the 2008 target annual incentive award for our CFO would be 45% of his base salary, or $104,845. In addition, the Compensation Committee set the target annual incentive awards for Dennis G. Powell, Jerome B. Schmitt and Kristine N. Molnar at 45%, 45% and 15%, respectively, of each officer’s base salary. Mr. Coffman was not included in the Incentive Plan for 2008 as his minimum bonus was fixed under the terms of an employment contract dated July 17, 2007. See the table above for a comparison of the annual incentive award actually paid to each named executive officer in 2008 compared to the target and maximum awards that each executive could have received.

Individual Performance Targets. The Compensation Committee sets individual performance targets for each of the named executive officers. For all of our named executive officers, annual incentive awards are based on the following measures of Corporation performance: return on assets (“ROA”), return on equity (“ROE”), and earnings per share (“EPS”). In addition, Jerome B. Schmitt’s annual incentive awards are also based on certain specific business unit performance targets. These goals are established through the business planning process which develops an annual budget and are then recommended to the Compensation Committee by our Chief Executive Officer. The Compensation Committee then establishes the individual performance targets based in part on such recommendations. The Compensation Committee also retains some discretion to determine annual incentive awards outside of the relevant performance targets, as described below.

For each named executive officer, their specific performance targets are weighted according to the extent to which the executive will be evaluated for delivering the results on the targets. The targets are set so that they are attainable if the Corporation meets its budgeted goals for the year. Since the Corporation did not meet its budgeted goals for 2008, there was a corresponding impact on the bonuses paid for each of the named executive officers.

The Committee discretion portion is determined by the Committee utilizing a number of factors, including: (i) attainment of goals, (ii) opportunities for attainment, (iii) marketplace impact, (iv) competition, (v) effectiveness in performance and (vi) individual performance.

Payment of Annual Incentive Awards. Annual incentive awards for each named executive officer are calculated by multiplying the weighting assigned to a performance target by the target incentive award for the executive. The resulting product is then multiplied by the actual percentage achieved for that performance target. The Compensation Committee does this for each performance target, with the sum of all performance targets for a named executive officer generally being the annual incentive award for the executive. For 2008, the Corporation did not satisfy its minimum overall corporate goal, so this formula yielded no incentive award for each named executive officer. Instead the Compensation Committee utilized its discretion to award discretionary bonuses to the named executive officers. See “Discretionary Bonus Payments for 2008” below.

The Compensation Committee, at its discretion, may allocate a portion of the annual cash bonus awarded to a deferred payout period. The deferred payout portion is then spread ratably over a three-year period beginning in the third year following the award of compensation. Thus, the annual bonus may include both a currently paid portion and a deferred portion. The Committee believes the deferral serves as an executive retention incentive in that an executive terminating his or her employment before deferred amounts are paid out forfeits such unpaid amounts. In light of the reduced awards made for 2008, the Committee did not allocate any portion to a deferred payment period for 2008.

Discretionary Bonus Payments for 2008. In evaluating the payment of a discretionary award under the Incentive Plan, the Committee evaluated the performance of the executive officers during the year 2008 and awarded each a discretionary bonus to recognize each individual’s significant and numerous contributions to the Corporation and leadership provided during 2008. The Committee also considered a number of factors, including: (i) a number of executive officers with business line goals met their individual goals in 2008; (ii) Wesbanco stock price performance was excellent for 2008, with the 11th best stock price return of the top 200 banks in the United States for the year 2008 as compiled by Stifel Nicolaus on data provided by SNL, and for the five year period from December 31, 2003, through December 31, 2008, out-performed the Russell 2000 Index and the Russell 2000 Financial Services Index; (iii) market and economic considerations outside the control of management significantly impacted the Corporation’s performance for the year 2008; (iv) the Corporation was favorably positioned by its management to avoid many of the problems encountered by other banks and financial institutions in 2008; (v) core performance in non-interest income and in net interest margin continued to improve; (vi) management made considerable progress in completing the integration of Oak Hill Financial during the year, including the merger and conversion of Oak Hill Banks; (vii) the annual bonus is a key component of total compensation and some payment was necessary to make total compensation competitive with its peers; (viii) even with the recommended bonus payments all executive officers were well below the Section 162(m) limits so that performance based compensation requirements were not an issue, and (ix) total compensation, including the recommended bonuses for all executive officers, was below the TARP cap on deductible compensation.

In determining the awards for each officer, the Committee considered the approximate 15% decline in net income of the Corporation for 2008 over 2007 and determined to award discretionary bonuses generally at levels approximately 85% of 2007 bonus payments or 85% of such higher amount as earned during 2008 for business line goal attainment as determined by the Committee.

The amount of each award was based primarily on the executive officer’s performance, the level of his or her responsibilities and internal equity considerations. The Committee also considered the bonus amount paid to each officer for 2007, and competitive market data from compensation surveys provided by the consultant. In assessing each officer’s performance and determining award amounts, the Committee noted the following achievements:

•

In determining Mr. Limbert’s award, the Committee noted the successful integration and merger of Oak Hill, the steps taken to position the Corporation to avoid many of the major market issues of 2008, continued progress in expense control and growth in non-interest income, core earnings and net interest income for the year 2008.

•

In determining Mr. Powell’s award, the Committee noted the significant progress made in growing non-interest income, leadership in developing a stronger retail banking program, assuming additional responsibilities in commercial and retail lending and developing additional depth of management.

•

In determining Mr. Young’s award, the Committee noted the stock price performance, improvements in internal controls and financial reporting, efforts in investor relations and analyst communications and core earnings stability.

•

In determining Mr. Schmitt’s award, the Committee noted the strong performance of the WesMark Fund family, the excellent results achieved by the bank’s investment portfolio for 2008 as compared to its peers and the overall performance of managed assets given the market challenges of 2008. It also noted that he had met a number of his business line goals for 2008.

•	In determining Mr. Coffman’s award, the Committee granted him the amount contractually required to be paid under his employment contract which expired on November 30, 2008.

The Committee did not make an award for Ms. Molnar noting that her compensation for the year had been addressed completely in a separate agreement which precluded any consideration of a separate annual bonus through her transition to part-time status.

Long-Term Incentive Compensation

Our Compensation Committee believes that long-term incentive compensation is an important component of our compensation program because it has the affect of retaining and motivating executives, aligning executives’ financial interests with the interests of shareholders, and rewarding the achievement of the Corporation’s long-term strategic goals. Two types of long-term incentive awards are available to grant to executive officers under the Corporation’s Incentive Plan:

•	Stock options; and

•	Long-term cash bonuses.

Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of our stock. The Compensation Committee utilizes stock options as a compensation tool because they focus executives on the Corporation’s long-term performance, including stock appreciation. The Compensation Committee awards stock options in amounts and subject to terms and conditions intended to be competitive with those awarded for comparable positions at banks within the peer group. The Compensation Committee receives recommendations from our Chief Executive Officer for executive officers other than himself and provides overall compensation expense calculations for such awards. All stock options granted to executive officers in 2008 were granted from our shareholder-approved Incentive Plan. Some features of our stock option program include:

•

Options are structured as either performance-based or time-based vesting and vest ratably over a designated period, assuming pre-established earnings per share targets are met for performance-based options and the lapse of the designated period for time-based options. They are exercisable as they vest over the vesting period.

•	If earnings per share targets for a given year are not met, options are forfeited;

•	The term of each grant does not exceed 10 years;

•	As defined in our Incentive Plan, the exercise price is equal to the closing market price on the day prior to the grant date (we do not grant discounted stock options);

•	Grants do not include “reload” or “restored” provisions; and

•	Repricing of stock options is prohibited.

On May 21, 2008, the Compensation Committee awarded stock options with a term of seven years to certain executive officers, including our named executive officers. The options vested as of December 31, 2008. See the Grants of Plan-Based Awards table on page 29 for the options granted to our named executive officers in 2008 and see the Outstanding Equity Awards at Fiscal Year End table and related footnotes on page 31, for a description of the outstanding options of our named executive officers.

Long-Term Cash Bonuses

Under the long-term bonus portion of our Incentive Plan, participating key employees have an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that key employee over several fiscal years. The Compensation Committee has not utilized this optional benefit feature of our Incentive Plan and has elected to simply defer payment of a portion of the annual bonus award each year, except for the discretionary bonuses for 2008, to create a deferred payment feature subject to future service.

Troubled Asset Relief Program

Introduction. In December 2008, the Corporation became a participating institution in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”). As a condition to the Corporation’s participation in the CPP, the Corporation was required to modify or terminate certain benefit plans, arrangements and agreements to the extent necessary to be in compliance with certain executive compensation rules. These executive compensation rules apply to the Corporation’s senior executive officers, which for 2008 were all of the Corporation’s named executive officers (the “Senior Executive Officers”), and must be complied with until such time as the U.S. Department of Treasury (“Treasury”) ceases to hold a debt or equity position in the Corporation that was acquired under the CPP. To comply with the CPP executive compensation mandates, the Corporation entered into an omnibus amendment agreement with all of its Senior Executive Officers (the “SEO Amendments”) that amended their existing employment and compensation benefit agreements. Below is a brief summary of those amendments and other actions taken by the Compensation Committee to comply with the CPP mandates.

Unnecessary and Excessive Risk. As noted in the Compensation Committee Report, the Compensation Committee met with the Corporation’s senior risk officers and conducted an analysis of the Corporation’s Incentive Plan, with assistance from the compensation consultant utilized by the Committee, and concluded that the Incentive Plan does not encourage unnecessary and excessive risks by the Senior Executive Officers.

Incentive Compensation Clawbacks. The SEO Amendments obligate the Senior Executive Officers to re-pay to the Corporation any incentive compensation paid to the executive if and to the extent such incentive compensation was based on materially inaccurate financial statements or other materially inaccurate financial performance metric.

Golden Parachute Payment Prohibition. The SEO Amendments prohibit payments to the Senior Executive Officers to the extent such payments would constitute a “parachute payment” under Section 280G(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and the related rules and regulations of the Treasury and Internal Revenue Service.

$500,000 Deduction Limitation. The EESA added Section 162(m)(5) to the Code. Under new Section 162(m)(5), the deduction limit for remuneration paid to the Senior Executive Officers was reduced from $1 million to $500,000. The Corporation has agreed not to take any deduction in excess of this reduced $500,000 limit. The $500,000 deduction limit is computed without regard to “performance-based compensation” and certain deferrals of income. Based on the compensation levels of its Senior Executive Officers, the Compensation Committee has determined that for 2008 the Corporation will not be required to forego any deduction because of the $500,000 deduction limitation.

American Recovery and Reinvestment Act of 2009. In February 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. The ARRA amends certain aspects of the EESA, including, among other, expanding the EESA executive compensation requirements. The Corporation is in the process of analyzing the ARRA’s implications on the Corporation and its executive compensation programs and policies. The Corporation intends to fully comply with all of the ARRA’s mandates, including executive compensation requirements, which, among other changes, may cause the Corporation to modify or amend certain of the executive compensation policies and arrangements discussed above in this section titled “Troubled Asset Relief Program” and to adopt new policies and arrangements. The ARRA also altered the repayment restrictions applicable to the CPP to permit corporations to repay CPP funds without regard to the Qualified Equity Offering requirements of the CPP.

Retirement Plans

The Corporation maintains a defined benefit pension plan, which we refer to as the Defined Benefit Plan, and an Employee Stock Ownership and 401(k) Plan, for all employees and a Supplemental Employee Retirement Plan, which we refer to as the SERP, for certain executive officers.

Defined Benefit Plan

Under the Defined Benefit Plan, which is compulsory and noncontributory, the compensation covered is the salary of a participant as limited by applicable IRS regulations. The benefit payable under the Defined Benefit Plan is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant.

Average compensation for named executives as of the end of 2008 is: Mr. Limbert, $496,529; Mr. Young, $330,984; Mr. Schmitt, $291,140; Mrs. Molnar, $316,201; and Mr. Powell, $313,187. The estimated years of service for each named executive are as follows: Mr. Limbert: 31.7; Mr. Schmitt: 36.0; Mrs. Molnar: 24.5; Mr. Powell: 4.2; and Mr. Young: 7.7. Mr. Coffman is not a participant in the Defined Benefit Plan. See the Pension Benefits Table on page 33 for an estimation of the present value of the retirement benefits (qualified plan only) that each of our named executive officers would receive if he or she retired at age 65. The defined benefit plan has a maximum individual annuity payout of $60,000 per year. Under current IRS rules only annual compensation of $230,000 (for 2008) or less is considered covered compensation for defined benefit plan purposes.

WesBanco KSOP Plan

The WesBanco Employee Stock Ownership and 401(k) Plan (the “KSOP Plan”) is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Code. The employee stock ownership feature of the KSOP Plan (the “ESOP”) was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the “KSOP”). All employees of the Corporation, together with all employees of our subsidiary companies which adopt the KSOP Plan, are eligible to participate in the KSOP on the first day of the month following completion of sixty (60) days of service and attaining age 21. The KSOP Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

The Board of Directors has the ability to authorize discretionary contributions to the KSOP Plan through the ESOP portion of the Plan. During 2008 no discretionary contributions were made to the ESOP portion of the KSOP Plan.

As of December 31, 2008, the Plan Trust held 697,700 shares or 2.63% of the outstanding shares of the Corporation’s Common Stock, all of which are allocated to specific employee accounts for both the ESOP component and the 401(k) savings component. No shares were allocated to the named executive officers for 2008 under the ESOP component of the KSOP Plan.

As of December 31, 2008, the account balances in the KSOP Plan for each of the named executive officers is as follows: Mr. Limbert, $355,876; Mr. Young, $128,054; Mr. Powell, $48,721; Ms. Molnar, $237,741; Mr. Schmitt, $388,985; and Mr. Coffman, $84,546.

SERP

The Corporation maintains a supplemental executive retirement plan (“SERP”) for certain of its executive officers, including all of its named executive officers, except for Mr. Powell and Mr. Coffman. Although benefits under the SERP are unsecured, the Corporation funds payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The SERP is a non-qualified retirement benefit. See footnote 3 to the Summary Compensation Table on page 28 for the accrued benefits for the named executive officers.

The SERP provides for payment of a scheduled annual benefit at normal retirement age of 65 of a fixed amount which was set at the time of adoption, payable annually for a period of 10 years. The plan further provides, pursuant to a schedule, for (i) a reduced early retirement benefit, (ii) a disability retirement benefit, and

(iii) for certain officers a benefit payable upon a termination of employment other than due to death, disability or retirement within three years after a change of control (as defined in the plan) of the Corporation. Each of these annual benefits is payable in monthly installments for a period of 10 years beginning with the month following the date that the executive attains age 65.

Death benefits also are payable under the SERP. If the executive dies prior to any termination of employment with the Corporation, the executive’s designated beneficiary is entitled to a payment of a death benefit under a split dollar life insurance agreement. If the executive dies after payment of retirement benefits under the plan has commenced, any remaining benefit payments will be paid to the executive’s designated beneficiary in the same manner as they would have been paid to the executive. In addition, if the executive dies after termination of employment with the Corporation and prior to the commencement of any payment of retirement benefits under the plan, the executive’s designated beneficiary will be entitled to receive payment of the executive’s retirement benefit under the plan beginning with the month following the executive’s death.

Four of the six named executive officers have supplemental retirement plan benefits, each payable for a ten- year term beginning at age 65. Mr. Limbert has an annual benefit in the amount of $100,000, Mr. Schmitt an annual benefit in the amount of $60,000, Ms. Molnar an annual benefit in the amount of $40,000 and Mr. Young an annual benefit in the amount of $40,000. For more information about the SERP, see the Pension Benefits Table on page 33 and the section entitled “Potential Payments Upon Termination or Change in Control” on page 35.

Why We Maintain the Defined Benefit Plan, KSOP and SERP

The Corporation is a product of an active mergers and acquisitions program and we have evolved and grown from a local community bank into a regional bank holding company over a period of years. Historically, we maintained a single form of pension benefit which is the Defined Benefit Plan. Many of our long-term employees have significant vested benefits under the Defined Benefit Plan and, therefore, the plan has been viewed as an important source of financial security to the vast majority of long-term employees.

However, due to the costs of administration of the Defined Benefit Plan and the caps in benefits payable under the plan, its flexibility in meeting the retirement needs of our executive officers became problematic. Additionally, as acquisitions and recruitment brought into the Corporation new employees with limited vesting opportunities under the Defined Benefit Plan and experience with more flexible salary replacement retirement programs, the need to offer a broader array of retirement benefits became a competitive necessity. The Committee recommended the closure of the defined benefit pension plan to new participants in 2007 which was approved by the Board and implemented by plan amendment.

Additionally, the limitations and costs of our Defined Benefit Plan caused us to pursue other strategies designed to provide salary replacement programs for retirement planning for our executive officers. Recruitment of experienced executive officers also required more flexible benefit programs to offset career change disadvantages and to offer offsetting benefit programs. The Corporation adopted an employee stock ownership plan in 1986 and then it evolved into a 401(k) benefit plan which was enhanced in 2005 to make it more competitive. The Compensation Committee believes that the benefit plans offered are competitive with that provided by other banks with which we compete for executive talent.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, named executive officers receive other benefits and items of compensation. Such benefits and other items of compensation include, among others: group life insurance, club dues and supplemental group life insurance. These benefits are provided to increase the availability of the executives to focus on the business of the enterprise. The costs associated with providing these benefits and other items of compensation for our named executive officers are reflected in the Summary Compensation Table on page 28. A chart disclosing the value of these additional items is found on page 29 entitled “All Other Compensation”.

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance and group disability programs, as well as health savings accounts for reimbursement of medical expenses. Our Compensation Committee has requested that we disclose all perquisites provided to our named executive officers in the Summary Compensation Table on page 28 even if the perquisites fall below the disclosure thresholds under the SEC rules.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is the WesBanco, Inc. Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. The Deferred Compensation Plan is a voluntary, non-tax qualified, deferred compensation plan available to our directors and employees specifically named by our Compensation Committee, which employees include all of our named executive officers, to enable them to save for retirement by deferring from 1% to 100% of their base salary and bonus or director fees. The Deferred Compensation Plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees, but not for directors. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time based on individual fund elections similar to what participants in the KSOP are permitted to make. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s qualified benefit plans. In addition, the Compensation Committee believes that the Deferred Compensation Plan is competitive with that provided by other banks with which we compete for executive talent. During 2008, the Corporation made matching contributions for only one of our named executive officers, Dennis G. Powell, in the amount of 4% of his base salary and bonus. See the Nonqualified Deferred Compensation Table on page 34 for additional information about the Deferred Compensation Plan for our named executive officers.

Bank Owned Life Insurance Program

In 2002, the Corporation implemented a new bank owned life insurance program which was primarily designed to offset the cost of certain employee benefit plans. The policies purchased are primarily Modified Endowment Contracts, and it is the Corporation’s intention to hold the insurance until the ultimate death of each insured. The Corporation addressed West Virginia’s insurable interest requirements by offering the program only to officers, required their written consent to participate in the program, and irrevocably assigned a $25,000 death benefit for each insured to be paid to the insured’s beneficiary upon the death of the insured directly from the Corporation’s general accounts.

Specifically, the program insures approximately 95 officers, at the level of assistant vice president or higher. Each officer has consented to participate in the program. Each officer has also been irrevocably assigned a $25,000 death benefit in the policy proceeds on the employee’s life which is payable to the insured’s designated beneficiary upon the death of the insured. On average, the death benefit payable to the Corporation as a multiple of salary is approximately twelve times annual salary. All of the named executive officers, except Mr. Powell and Mr. Coffman, have such policies for the primary benefit of the Corporation against their lives, and only if such policies remain in force by the Corporation until their death would the above-noted $25,000 supplemental benefit be paid to their beneficiaries.

Employment Contracts

The Corporation and its subsidiaries provide certain executive officers, including our named executive officers, except Mr. Coffman, with written employment contracts. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, the Corporation is obligated to pay to the employee’s estate an amount equal to six months of the base salary. If terminated without cause, the employee is entitled to a severance payment equal to the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the agreement. There are no golden parachute type provisions contained in the contracts, no change in control provisions, tax gross up provisions or other similar provisions. See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related tables, beginning on page 35 for an estimate of the benefits that our named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Though the employment contracts for each executive officer contain termination provisions which would permit salary continuation under certain circumstances in the event the contracts are terminated by the Corporation, the Change in Control Agreements, described in the next succeeding section, contain superseding provisions that supersede and replace the termination benefits under an employee’s employment contract in the event of a termination or severance of such an executive officer’s employment subsequent to a change in control. Thus, the employee can elect a termination payment only under one form of benefit, either the employment contract or the Change in Control Agreement and if the employee elects a benefit under the Change in Control Agreement, no termination benefit is payable under the employee’s employment agreement.

Change in Control Agreements

The Corporation has entered into agreements with all of our named executive officers, except Mr. Coffman and with certain other officers to encourage those key officers not to seek other employment because of the possibility of another entity’s acquisition of the Corporation. These agreements were designed to secure the executives’ continued service and dedication to the best interests of shareholders in the face of the perception that a change in control could occur, or of an actual or threatened change in control. Because of the amount of acquisition activity in the banking industry, the Board of Directors believed that entering into these agreements was in our shareholders’ best interests.

The agreements operate only upon the occurrence of a “change in control” as defined in the agreements. Absent a change in control, the agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits. Each agreement provides that if a change in control of the Corporation or our bank subsidiary which employs the employee occurs, we will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (or, if earlier, at the executive’s retirement date under established rules of the Corporation’s tax-qualified retirement plan).

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Subsidiary representing 35% or more of the combined voting power of the Corporation’s or the Subsidiary’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Subsidiary’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Subsidiary’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Subsidiary.

If during this two-year period the executive is discharged without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to a multiple from one to three times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, and (ii) the greater of the executive’s average annual bonus over the one to three year period ending prior to the date of termination, or the executive’s bonus established for the annual bonus year in which the date of termination occurs. If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. In addition, for a period of 18 months from the date of termination, the executive and/or the executive’s family generally will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control.

The Board considered both so-called “single trigger” change in control arrangements, which generally entitle an executive to benefits if the executive’s employment is terminated for any reason during a specified period after a change in control, and “double trigger” change in control arrangements, which typically require the executive’s termination to be involuntary or the executive’s resignation to be for good reason. The Board elected “double-trigger” change in control agreements because the Board was of the view that requiring the executive’s employment termination to be involuntary or for good reason would adequately mitigate the personal concerns of executives in connection with potential change in control scenarios and satisfy the purpose of the agreements.

See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related table, beginning on page 35 for an estimate of the benefits that our named executive officers would be entitled to receive under certain scenarios pursuant to their respective change in control agreements as a result of a change in control.

Tax Deductibility of Compensation

Under Section 162(m) of the Code, publicly-held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2008, none of our executive officers received compensation that the Corporation could not deduct by reason of Section 162(m).

In addition to the general $1 million limitation of Section 162(m) discussed above, because the Corporation is a CPP participant it is currently subject to new Section 162(m)(5) of the Code with respect to compensation paid to its Senior Executive Officers. Under new Section 162(m)(5), the deduction limit for remuneration paid to the Corporation’s Senior Executive Officers is $500,000, computed without regard to performance-based compensation and certain deferrals of income. Based on the compensation levels of its Senior Executive Officers, the Compensation Committee has determined that for 2008 the Corporation will not be required to forego any deduction because of the $500,000 deduction limitation.

Our Policies With Respect to the Granting of Stock Options

Stock options may be granted by either the Compensation Committee or the full Board. The Board generally does not grant options, although the Compensation Committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Stock options are granted at regularly scheduled meetings of the Compensation Committee. These meetings occur approximately one month after our annual shareholders meeting at which we also approve salary adjustments. On limited occasions, grants may occur at an interim meeting of the Compensation Committee, primarily for the purpose of approving a compensation package for newly hired or promoted executives. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion; not our stock price or the timing of any release of company information.

Option Exercise Price. The exercise price of a newly granted option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the Nasdaq on the day before the date of grant as set forth in the Incentive Plan.

Stock Ownership Guidelines

While the Compensation Committee believes that it is in the best interests of shareholders for our officers to own a significant amount of Common Stock of the Corporation and strongly encourages that our executives do so, our executive officers are not required to own any specific amount of our Common Stock.

Review of All Components of Executive Compensation

The Compensation Committee reviews all components of compensation paid to or earned by our named executive officers, including salary, annual and long-term incentive compensation, accumulated realized and unrealized equity-based gains, the dollar value to the executive and cost to the Corporation of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our deferred compensation plans, the actual projected payout obligations under our supplemental retirement income plan and the hypothetical payout obligations under several potential severance and change-in-control scenarios. When the Compensation Committee considers setting various compensation components for our named executive officers, the Compensation Committee takes into consideration the aggregate amounts and mixes of all the principal components, in addition to peer group information.

Compensation Committee Report

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that it has reviewed with senior risk officers the Senior Executive Officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

THE COMPENSATION COMMITTEE

John W. Fisher, II, Chairman

Christopher V. Criss

Robert E. Kirkbride

Vaughn L. Kiger

R. Peterson Chalfant

Henry L. Schulhoff

SUMMARY COMPENSATION TABLE

The following table shows certain information about the compensation of our principal executive officer and principal financial officer, plus one executive officer who ceased to be an executive officer of the Corporation during 2008 and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2008, who we collectively refer to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus[2] ($)	Stock Awards ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation ($)[5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul M. Limbert President & Chief Executive Officer	2008	365,192¹	120,000	—	31,576	—	132,803	16,376	665,947
	2007	345,615¹	—	—	29,700	180,000	90,013	16,978	662,306
	2006	319,442¹	—	—	—	150,892	114,693	16,597	601,624

Robert H. Young Executive Vice President & Chief Financial Officer	2008	230,845	75,000	—	11,841	—	39,961	11,507	369,154
	2007	224,441	—	—	12,375	102,596	24,318	14,023	377,753
	2006	216,459	—	—	—	81,598	44,796	4,350	347,203

Dennis G. Powell Executive Vice President & Chief Operating Officer	2008	260,334¹	85,000	—	13,815	—	31,229	20,524	410,902
	2007	248,366¹	—	—	14,850	115,203	21,570	20,321	420,310
	2006	233,612¹	—	—	—	99,122	23,044	17,192	372,970

Jerome B. Schmitt Executive Vice President—Trust & Investments	2008	220,885	65,000	—	13,025	—	72,554	13,583	385,047
	2007	214,599	—	—	9,900	77,199	33,340	12,796	347,834
	2006	206,956	—	—	—	62,396	60,474	14,712	344,538

Kristine N. Molnar Executive Vice President—Community Relations	2008	621,040¹	—	—	7,894	—	56,960	10,259	696,153
	2007	198,758¹	—	—	9,900	27,183	10,188	10,905	256,934
	2006	193,019¹	—	—	—	27,078	4,888	12,271	237,256

Ralph E. Coffman West Region President	2008	226,298	30,000	—	7,894	—	—	3,109	267,301

[1]	Includes amounts deferred under the WesBanco, Inc. Deferred Compensation Plan, which is described on page 34.
[2]	Represents discretionary cash payments made pursuant to the WesBanco, Inc. Key Executive Incentive Bonus and Option Plan, which is discussed on pages 30 through 32.
[3]

Amounts in this column reflect the expense recognized for financial statement reporting purposes, in accordance with FAS 123R, with respect to awards of options to purchase WesBanco Common Stock, which may include option awards during the indicated fiscal year or earlier; however, the estimates of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of stock options during 2008 please see the Grants of Plan-Based Awards table below. Refer to Note 14 under Part II, Item 8. “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2008, for information regarding the assumptions on which these valuations are based. The following performance based options from grants in 2006 were forfeited due to the Corporation not meeting the pre-established performance targets: Mr. Limbert – 2,000; Mr. Young – 1,333; Mr. Powell – 1,667; Mr. Schmitt – 1,333; Ms. Molnar – 1,333; and Mr. Coffman – None.

[4]

The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all of our pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

[5]	Includes all other compensation as described in the table entitled “All Other Compensation” on page 29.

Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the Corporation’s compensation package, and are offered only after consideration of business need. The primary perquisites are matching contributions to amounts deferred from compensation by the Corporation’s executive officers, club dues, group life insurance and split dollar benefits. The following chart lists the principal perquisites and personal benefits which are included in the Summary Compensation Table as “All Other Compensation”, found on page 28 and the dollar value of the Corporation’s aggregate incremental cost of each.

ALL OTHER COMPENSATION

	401(k) Match	401(k) True Up	Group Life Imputed Income	Club Dues	Split Dollar Imputed Income	Deferred Compensation Match	Supplemental Life Dollar Value	Total Perquisites
Paul M. Limbert, President & Chief Executive Officer	$8,930.90	$-0-	$3,564.00	$780.00	$1,734.00	$-0-	$1,366.93	$16,375.83

Robert H. Young, Executive Vice President & Chief Financial Officer	$9,250.99	$-0-	$1,242.00	$-0-	$514.00	$-0-	$499.54	$11,506.53

Dennis G. Powell, Executive Vice President & Chief Operations Officer	$3,743.88	$4,045.15	$2,322.00	$-0-	$-0-	$10,413.46	$-0-	$20,524.49

Jerome B. Schmitt, Executive Vice President—Trust & Investments	$7,767.77	$1,003.01	$2,322.00	$780.00	$743.00	$-0-	$967.45	$13,583.23

Kristine N. Molnar, Executive Vice President—Community Relations	$6,826.37	$394.88	$1,935.00	$-0-	$331.00	$-0-	$771.80	$10,259.05

R.E. Coffman President West Region	$2,625.00	$-0-	$485.75	$-0-	$-0-	$-0-	$-0-	$3,108.75

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	FMV of Stock Price @ close of business on the day the award was granted.	Grant Date Fair Value of Stock and Option Awards[1]
(a)	(b)	(j)	(k)	(l)	(m)
Paul M. Limbert President & Chief Executive Officer	5/21/2008	8,000	$21.72	$21.71	$31,576

Robert H. Young Executive Vice President & Chief Financial Officer	5/21/2008	3,000	$21.72	$21.71	$11,841

Dennis G. Powell Executive Vice President & Chief Operating Officer	5/21/2008	3,500	$21.72	$21.71	$13,815

Jerome B. Schmitt Executive Vice President Trust & Investments	5/21/2008	3,300	$21.72	$21.71	$13,025

Kristine N. Molnar Executive Vice President—Community Relations	5/21/2008	2,000	$21.72	$21.71	$7,894

Ralph E. Coffman West Region President	5/21/2008	2,000	$21.72	$21.71	$7,894

[1]

The grant date fair value of each stock option is calculated in accordance with FAS 123. Refer to Note 14 under Part II, Item 8, “Financial statements and Supplemental Data” of our Form 10-K for the year ended December 31, 2008 for the relevant assumptions used to determine the valuation of stock option awards.

Key Executive Incentive Bonus and Option Plan

The Board of Directors of the Corporation adopted and approved effective February 19, 1998 (the “Effective Date”), the Incentive Plan. The Incentive Plan was approved by the stockholders of the Corporation on April 15, 1998, and the stockholders approved an increase in the amount of stock available under the Incentive Plan to 1,000,000 shares on April 18, 2001. The Incentive Plan is administered by the Compensation Committee of the Corporation1.

The Incentive Plan is designed to pay incentive compensation, in the case of Annual Bonus or Long Term Bonus or permit granting of Stock Options if the Committee determines, after review of all applicable measurements and circumstances, predetermined performance goals or other eligibility criteria are actually achieved. If the Committee determines that applicable performance goals have not been met for a particular measurement period, no incentive compensation will be paid and/or no options will become vested with respect to that measurement period unless the award was based on other criteria.

The Board of Directors of the Corporation is involved in the operation of the Incentive Plan to the extent of determining whether annual bonus awards will be made for a particular fiscal year and/or whether long-term bonus awards will be made available for a particular series of fiscal years and informing the Committee of the Board’s priorities as to performance goals. The Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants. The Committee has the sole discretion to interpret the Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable, including, but not limited to, considering the effect, if any, of extraordinary items or special circumstances on the ability of one or more participants (each a “Key Employee”) to achieve performance goals for a period.

The Incentive Plan provides for awards of up to 1,000,000 shares of Common Stock. The number of shares available for issuance under the Incentive Plan is subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Corporation and held in treasury.

The Incentive Plan consists of three portions: the annual bonus portion, the long-term bonus portion and the stock option portion. A Key Employee may participate in one or more portions simultaneously. The annual bonus portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over a fiscal year of the Corporation. Under this program a total of $746,051 in cash was allocated and paid for such bonuses in 2008 of which $345,000 was paid to the named executive officers. Because the Corporation did not satisfy its performance goals in 2008, these amounts resulted from the Compensation Committee utilizing its discretion to award discretionary bonuses to the named executive officers. For more information on these discretionary bonuses, see “Discretionary Bonus Payments for 2008” on page 18.

The Committee may grant to a Key Employee stock options which do not qualify as incentive stock options (“non-qualified stock options”). The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise are determined by the Committee but the exercise price per share may not be less than the closing market price on the day prior to the grant date. Options may vest over a period of time determined by the Committee based on the elapse of time or the actual achievement of performance goals set by the Committee at the time of grant. Under the Incentive Plan, if a Change in Control occurs, all stock options will become vested and exercisable and all opportunities for Annual Bonus and Long Term Bonus will be deemed earned and be immediately payable.

[1]	Capitalized terms not herein defined in this section have the meanings given to them in the Incentive Plan.

During the year 2008, the Compensation Committee awarded time based options to certain executive officers, including the named executive officers. The options vested on December 31, 2008, and are disclosed for the named executive officers in the above table titled Grants of Plan-Based Awards. For outstanding options for the named executive officers see the following table titled Outstanding Equity Awards at Fiscal Year End.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul M. Limbert	5,000	—	—	22.00	4/26/2010	N/A	N/A	N/A	N/A
President & Chief Executive Officer	9,000	—	—	20.74	4/17/2011
	30,000	—	—	23.96	11/19/2012
	10,000	—	—	26.60	5/18/2014
	6,000	—	—	30.75	5/16/2014
	8,000	—	—	21.72	5/21/2015

Robert H. Young	6,058	—	—	23.96	11/19/2012	N/A	N/A	N/A	N/A
Executive Vice President & Chief Executive Officer	6,667 2,500 3,000	— — —	— — —	26.60 30.75 21.72	5/18/2014 5/16/2014 5/21/2015

Dennis Powell	3,000	—	—	30.75	5/16/2014	N/A	N/A	N/A	N/A
Executive Vice President & Chief Operating Officer	3,500	—	—	21.72	5/21/2015

Jerome B. Schmitt Executive Vice	2,500 15,000	— —	— —	22.00 23.96	4/26/2010 11/19/2012	N/A	N/A	N/A	N/A
President Trust & Investments	3,333	—	—	26.60	5/18/2014
	2,000	—	—	30.75	5/16/2014
	3,300	—	—	21.72	5/21/2015

Kristine N. Molnar	2,500	—	—	23.96	11/19/2012	N/A	N/A	N/A	N/A
Executive Vice President Community Relations	1,667 2,000 2,000	— — —	— — —	26.60 30.75 21.72	5/18/2014 5/16/2014 5/21/2015

Ralph E. Coffman	2,000	—	—	21.72	5/21/2015	N/A	N/A	N/A	N/A
West Region President

[1]

Stock Options granted on May 15, 2006 have all been forfeited. Options were to vest equally at the end of 2006, 2007 and 2008 if performance levels met the pre-established criteria. Amounts scheduled to vest on December 31, 2008 did not vest due to the performance criteria not being met. See the section entitled “Long-Term Incentive Compensation—Stock Options” beginning on page 20 for more information about the performance criteria required to be met for the stock options to vest.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Paul M. Limbert President & Chief Executive Officer	—	—	N/A	N/A

Robert H. Young Executive Vice President & Chief Financial Officer	3,942	22,398	N/A	N/A

Dennis G. Powell Executive Vice President & Chief Operating Officer	—	—	N/A	N/A

Jerome B. Schmitt Executive Vice President Trust & Investments	—	—	N/A	N/A

Kristine N. Molnar Executive Vice President Community Relations	—	—	N/A	N/A

Ralph E. Coffman West Region President	—	—	N/A	N/A

(1)	Computed by multiplying the number of shares of Common Stock acquired upon exercise by the difference between the closing market price of the shares on the applicable exercise date and the exercise price of the options.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Pension Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. Information regarding the Pension Plan and the Supplemental Retirement Plan can be found in the text following the table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Paul M. Limbert President & Chief Executive Officer	WesBanco, Inc. Defined Benefit Pension Plan	31.7	449,089	—
	Executive Officer Supplemental Retirement Plan	8.7	434,596	—

Robert H. Young Executive Vice President & Chief Financial Officer	WesBanco, Inc. Defined Benefit Pension Plan	7.7	108,823	—
	Executive Officer Supplemental Retirement Plan	5	57,333	—

Dennis G. Powell Executive Vice President & Chief Operating Officer	WesBanco, Inc. Defined Benefit Pension Plan	4.2	94,570	—

Jerome B. Schmitt Executive Vice President Trust & Investments	WesBanco, Inc. Defined Benefit Pension Plan	36	372,093	—
	Executive Officer Supplemental Retirement Plan	8.7	194,507	—

Kristine N. Molnar Executive Vice President Community Relations	WesBanco, Inc. Defined Benefit Pension Plan	24.5	384,111	—
	Executive Officer Supplemental Retirement Plan	8.7	103,381	—

Ralph E. Coffman West Region President	WesBanco, Inc. Defined Benefit Pension Plan	N/A	N/A	N/A

The Corporation maintains a defined benefit pension plan for all employees employed prior to August 1, 2007, and a Supplemental Employee Retirement Plan for certain executive officers. The preceding pension benefits table lists the approximate present value of the retirement benefits (qualified plan only) an executive officer would receive if he or she retired at age 65. Amounts are based on a full life annuity form for the defined benefit plan.

Under the defined benefit plan, a participant’s compensation covered by the Corporation’s pension plan is cash compensation reported on the Form W-2 plus 401(k) Plan elective deferrals and Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the participant’s career for which such average is the highest, or in the case of a participant who has been employed for less than 60 months, the period of his employment with the Corporation. The plan benefit is not subject to any offset for social security benefits. Under current IRS rules only annual compensation of $230,000 (for 2008) or less is considered covered compensation for defined benefit plan purposes.

The Corporation did close the defined benefit pension plan to new participants effective August 1, 2007, so that the plan will not accept new participants after that date.

In 1999, the Corporation approved and subsequently established a Supplemental Employee Retirement Plan for certain executive officers, including some of the individuals named in the Summary Compensation Table. Although benefits under the plan are unsecured, the Corporation funded payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The plan is a non-qualified retirement benefit. The Plan’s annual accrued benefits for the named executive officers are noted in the Summary Compensation Table.

The Compensation Committee also made modifications to the form of agreement used under this Plan during 2005. At its meeting on May 18, 2005, the Committee authorized the use of a form of agreement which eliminated the change in control trigger and offered executive officers, who have such agreements, including the named executive officers, the option of using either form of agreement. The benefit to those officers electing such change in form of agreement would be to eliminate any corresponding offset to their Change in Control Agreement benefits by reason of payments due under the Plan. Three of the four officers included in the Summary Compensation Table that have such agreements elected to convert to the new form of agreement.

Deferred Compensation Plan

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)		(d)	(e)	(f)
Paul M. Limbert President & Chief Executive Officer	109,558	0		(35,133)	0	180,382
Robert H. Young Executive Vice President & Chief Financial Officer	N/A	0		0	0	0
Dennis G. Powell Executive Vice President & Chief Operating Officer	162,477	10,413	[1]	(153,506)	0	240,945
Jerome B. Schmitt Executive Vice President Trust & Investments	N/A	0		0	0	0
Kristine N. Molnar Executive Vice President Community Relations	7,900	0		(11,499)	0	15,623
Ralph E. Coffman West Region President	N/A	0		0	0	0

¹	This amount was included in Summary Compensation Table in Column (i) on page 28.

The Corporation has a Nonqualified Deferred Compensation Plan which permits voluntary participation by employees specifically named by the Board of Directors, which employees include the named executive officers. The Committee also authorized the inclusion of directors into the new Deferred Compensation Plan providing for the transfer into the plan of the account balances of directors participating in the former Directors Deferred Compensation Plan which was replaced with the new plan. The new plan was adopted to meet the requirements of the American Jobs Creation Act of 2004 and its implementing regulations.

The plan permits participating executive officers and directors to elect in advance to defer from 1% to 100% of salary or director fees into the plan on an annual basis. The plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees. No employer contributions can be made with respect to directors. Employer contributions to the plan for individual participants require the approval of the Board of Directors. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s defined benefit pension plan. Matching contributions from 2% to 4% were approved for two officers during the year 2008, one of whom, Dennis G. Powell, is included in the Summary Compensation Table.

Distributions are made at either the applicable date selected by participating officers or directors at the time they made their election to defer or after separation from service.

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report in this table any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

For the purpose of the quantitative disclosures in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing market price as of that date—$27.21.

The Corporation has entered into employment contracts with its executive officers, including the named executive officers, except for Mr. Coffman, which are structured on a revolving three-year term which are annually renewable. These contracts do not contain an acceleration provision based on a change in control of the Corporation. If they are terminated by reason of the death of the employee, then the Corporation is required to pay the employee’s designated beneficiary an amount equal to six months of the employee’s base salary. If the employee is terminated for cause, then no severance payment is due. If the employee is terminated without cause, then the Corporation is obligated to pay the employee the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the agreement. In the event of a resignation of the employee, the Corporation is not required to pay any severance.

Severance

The Corporation has entered into Change in Control Agreements with members of senior management, including each of our named executive officers, except for Mr. Coffman, pursuant to which the Corporation would pay certain benefits. The Corporation would make such payments only upon a change in control, and if the Corporation terminates an executive without “cause” or the executive resigns for “good reason” within two years. The term “cause” is defined in the agreements to include acts of dishonesty, disloyalty or fraud, inattention, neglect or inability to perform duties, or breach of the employee’s covenants or terms of the agreement or engaging in intentional gross misconduct. The term “good reason” is defined to include (i) assignment to duties materially inconsistent with those in effect ninety days prior to a change in control; (ii) assigning the officer to a location in excess of 35 miles from his existing location; (iii) reduction in salary in excess of 10%; (iv) failure of a successor company to assume the obligations of the agreement and (v) termination of the officer without cause.

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Bank representing 35% or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

The Corporation will pay an amount up to three times (less for certain officers) the sum of (1) the highest annual base salary in effect at any time up to termination, (2) the greater of (i) the employee’s average annual bonus over the most recent three bonus years, or (ii) the employee’s bonus for the year of termination, and (3) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. The Corporation would pay such amount in a lump sum within thirty days following the termination.

If an excise tax under Section 4999 of the Code, applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or, will pay such amount over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. For more information about our Change in Control agreements, please see the section of our Compensation Discussion and Analysis entitled “Change in Control Agreements” on page 25.

Incentive Plan

The Incentive Plan does contain certain acceleration provisions which apply to benefits and options granted thereunder. In the event of the retirement or disability of an employee, each installment of incentive compensation earned for cycles completed prior to such retirement or disability shall be paid to the employee on the date such amounts would be distributable without regard to such retirement or disability and no installment shall be forfeited. In addition, the Compensation Committee may, in its sole discretion, permit such employee to receive a prorata portion of the annual bonus or long-term bonus which otherwise would have been distributable to such employee if the performance level actually achieved as of the date of his or her termination of employment had continued for the remainder of the incentive cycle and the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed two years after such retirement or disability. In the event of the death of an employee, each installment of incentive compensation earned for a given year completed prior to the employee’s death shall be paid to his or her beneficiary within one hundred twenty days following the date of death. In addition, the Compensation Committee may, in its discretion, permit the employee’s beneficiary to receive a prorata portion of the cash as annual bonus or long-term bonus which would otherwise have been distributable to the employee with respect to those open fiscal year and incentive cycles if the performance level actually achieved as of the date of his or her death had continued for the remainder of the fiscal year or incentive cycle. Additionally, the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed one year after such death.

The Incentive Plan also contains a change in control trigger provision. Under this provision, if there is in fact a change in control, then all fiscal year or incentive cycles then formed shall be deemed completed and the performance goals for each period shall be deemed to be met at the greater of (i) the target level or (ii) the level of achievement which would have been attained if actual performance to such time continued until the end of such period. Additionally, all stock options granted under the Plan shall be deemed vested and completely exercisable and all performance goals for each fiscal year or incentive cycle shall be deemed met at the superior performance level. All unpaid installments of incentive compensation earned in prior years shall be vested and distributable and, in the case of deferred installments, as if the deferral period elected by the employee had been completed. Additionally, all incentive compensation of each employee shall be distributed within ten days of the happening of the event giving rise to a change in control.

In the event of a termination of an employee for cause, the Compensation Committee may, in its discretion, determine that the employee has forfeited the right to receive any installment of any incentive compensation under the Plan and any stock option, whether or not then vested, shall be void and no longer exercisable upon the occurrence of a termination for cause.

SERP

There are two versions of the SERP used currently, one with a change in control provision and one without. Four of the six named executive officers have a SERP and three of them have agreements without a change in control feature and one has retained a form of agreement with a change in control feature. Mr. Young has retained a form of agreement with a change in control feature.

Both forms of agreement provide for an actuarially reduced benefit in the event of early termination or retirement equivalent to 100% of the accrued benefit payable to the employee at the time of such early termination or retirement. In each case, the benefit is payable at normal retirement age except that the Corporation has discretion to make a lump sum payment in lieu of the annual benefit payable for a term of ten years, discounted to present value. Both forms of agreement also provide for a disability benefit occurring prior to normal retirement age. In the event of disability, the employee is vested in his normal retirement benefit commencing in the month following his normal retirement age.

Additionally, both forms of contracts provide a death benefit. If the employee dies while in the active service of the Corporation, the employee’s beneficiary is entitled to receive the split dollar death benefit payable under the terms of the policy. If the employee dies after any lifetime benefit payments have commenced, but before receiving all such payments, the Corporation is required to pay the remaining benefits to the employee’s beneficiary at the same time and in the same amounts they would have been paid to the employee had the employee survived. If the employee dies after termination of employment but before lifetime benefit payments have commenced, the Corporation shall pay the benefit payments to the employee’s beneficiary that the employee was entitled to prior to death except that the benefit payment shall commence on the 1st day of the month following the date of the employee’s death.

The agreements which contain a change in control benefit provision provide that in the event of a change in control of the Corporation employee is vested in the normal retirement benefit which is payable at normal retirement age. However, under the terms and conditions of the change in control agreements, which the Corporation has in place, any accelerated vesting of the benefit and corresponding present value thereof would reduce the lump sum payment payable to the employee under the change in control agreements. For those employees whose form of SERP does not contain a change in control agreement, they would continue to vest benefits under the Plan in the event of a change in control and in the event of a termination following a change in control would not receive any accelerated vested benefit under the terms of the SERP agreement. For more information about our SERP, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—SERP” on page 22.

Retirement Plans

Presently, employees become vested in their Defined Benefit Retirement Plan after five years of service. Employees become vested in the KSOP Plan immediately with respect to elective contributions, five years with respect to the ESOP component thereof, and immediately with respect to matching contributions by the Corporation. In addition, employees are eligible for a reduced retirement benefit under the terms of the Defined Benefit Plan after 10 years of service and attaining age 60. Once vested, employees are entitled to pension benefits upon retirement. Four of the six named executive officers are vested in their Defined Benefit Plan. The benefits payable under both the KSOP Plan and the Defined Benefit Plan are not enhanced based on the circumstances regarding termination, or in the event of a change in control. Because the Corporation would not enhance the benefits payable under any of these plans if the employment of one of its named executive officers terminate, the Corporation does not report any amount in respect of these plans in the table below. For more information about our Defined Benefit Plan, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—Defined Benefit Plan” on page 21.

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION

Name	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination within 24 months of Change in Control[1]	Death	Disability
Paul M. Limbert
Base Salary	$891,750	$0	$184,500	$627,245
Severance		$1,211,054
Stock Options		$0
Post-Employment Health Care		$12,734
Total	$891,750	$1,223,788	$184,500	$627,245

Robert H. Young
Base Salary	$582,475	$143,515	$116,495	$143,515
Severance		$811,023
Stock Options		$0
Post-Employment Health Care		$14,881
Total	$582,475	$969,419	$116,495	$143,515

Dennis G. Powell
Base Salary	$746,606	$0	$131,754	$0
Severance		$673,996
Stock Options		$0
Post-Employment Health Care		$12,734
Total	$746,606	$686,730	$131,754	$0

Jerome B. Schmitt
Base Salary	$483,168	$0	$111,500	$322,434
Severance		$835,506
Stock Options		$0
Post-Employment Health Care		$12,734
Total	$483,168	$848,241	$111,500	$322,434

Kristine N. Molnar
Base Salary	$0	$0	$0	$186,939
Severance		$0
Stock Options		$0
Post-Employment Health Care		$0
Total	$0	$0	$0	$186,939

Ralph E. Coffman
Base Salary	$0	$0	$0	$0
Severance		$0
Stock Options		$0
Post-Employment Health Care		$0
Total	$0	$0	$0	$0

(1)	Amounts included in this column reflect the applicable limits pursuant to Section 280G of the Code for each named executive officer.

Corporate Governance

The Corporation is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Corporation’s Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Corporation’s stockholders. Accordingly, the Corporation’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Corporation.

In conjunction with these requirements, the Corporation previously adopted a Code of Business Conduct and Ethics which it reviews and approves annually. It most recently reviewed and approved the policy at its regular meeting on October 25, 2008. The Code applies to all officers, employees and directors of the Corporation and includes a Code of Ethics and a formal statement of policy requiring all employees of the Corporation to adhere to high standards of ethical business conduct and it details a number of those standards. The Code of Ethics is available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has a Nominating Committee, a Compensation Committee and an Audit Committee, all the members of which are independent, as that term is defined in the Nasdaq listing standards. In addition, all Audit Committee members are also independent under the independence standards of Rule 10A-3 under the Act. The Audit Committee has adopted an Audit Committee Charter which was last approved by the Audit Committee on the 7th day of August, 2008. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Nominating Committee has adopted a written charter. The Nominating Committee approved the slate of directors nominated for election as described herein under the caption “Election of Directors”. The selections were recommended by the Chief Executive Officer and Executive Committee of the Corporation and approved by the Nominating Committee. The Compensation Committee has also adopted a written charter which was last reviewed and approved on January 21, 2009. The charters for the Corporation’s Nominating Committee, Compensation Committee and Audit Committee are available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has also adopted a written policy for employee complaint procedures for reporting of accounting irregularities which provides a specific confidential reporting mechanism available to all employees of the Corporation.

The independent directors meet in executive sessions without management at least two (2) times per year and held their most recent executive session during a regular board meeting on February 26, 2009. The Board of Directors has expressed an intention of maintaining a regular schedule of such meetings as part of its regular meeting agenda.

Shareholders may communicate with the Board by mailing written communications to the attention of the Corporate Secretary at the principal office of the Corporation at One Bank Plaza, Wheeling, WV 26003. All such communications are reviewed by the Secretary of the Corporation and submitted to the Board unless they are determined to be non-substantive.

Board Size

The Board of Directors has adopted a policy that its size should be in the range of 15 to 25 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Corporation’s businesses.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent”—a requirement that the Board fully supports and, indeed, is committed to exceeding—independence is just one of the important factors that the Board and its Nominating Committee take into consideration in selecting nominees for director. The Nominating Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition

As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, market geographic diversity and diversity of backgrounds in light of the Corporation’s current and future business needs.

Personal Qualities

Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 70 years of age at the time of nomination.

Commitment to the Corporation and its Stockholders

Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Corporation’s stockholders.

Other Commitments

Each director must satisfy the requirements of antitrust and banking laws that limit service as an officer or director of a significant competitor of the Corporation. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than two (2) other public company boards.

Additional Criteria for Incumbent Directors

During their terms, all incumbent directors on the Corporation’s Board are expected to prepare for (by carefully reading any materials distributed in advance of meetings) and attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Corporation and its businesses; to participate in discussions; to comply with applicable Corporation policies; and to provide advice and counsel to the Corporation’s management.

Additional Criteria for New Directors

As a result of its assessment of the Board’s current composition and in light of the Corporation’s current and expected business needs, the Nominating Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Corporation’s business needs and environment, and may be changed before the mailing of the proxy statement for the 2009 annual stockholders meeting.

•

Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a corporation (or a comparable position in the government or non-profit sector); (iii) other substantive business experience or expertise; or (iv) a high-level position and expertise in one of the following areas—financial services, investment banking, accounting, legal or public relations.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•

Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence

In addition to the foregoing criteria, the Board of Directors and Nominating Committee have established a policy that a majority of the directors must be “independent” under applicable Nasdaq and SEC standards. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that sixteen of the twenty-three current directors (or 69% of the Board), and five of the six nominees for director are independent in accordance with Nasdaq and SEC standards. If all of the nominees are elected, the resulting Board will consist of fifteen independent directors out of a total of twenty-one or 71%. The Board applies Nasdaq stock market criteria in making its independence determinations. Specifically, under the Nasdaq standards, a director would not be viewed as independent if he or she:

•	is employed by the corporation or a consolidated parent or subsidiary of the corporation or has been so employed at any time during the past three years;

•	has a “family member” who is, or within the past three years was, employed as an executive officer by the corporation or any parent or subsidiary of the corporation;

•

is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of any organization, including any nonprofit organization, to which the corporation made, or from which the corporation received, payments for property or services in the current or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for the year or $200,000, whichever is more, other than payments arising solely from investments in the corporation’s securities or payments under non-discretionary charitable contribution matching programs;

•

has received (or has a family member who has received) payments in excess of $60,000 from the listed corporation or any parent or subsidiary of the listed corporation during the current or any of the past three years other than compensation for board service or payments arising solely from investments in the corporation’s securities, compensation paid to a family member who is a non-executive employee of the corporation or its parent or subsidiary, benefits under a tax-qualified retirement plan and non-discretionary compensation;

•

is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of the listed corporation served on the compensation committee of such other entity; and

•

is, or has a family member who is, a current member of the corporation’s outside auditor, or was a partner or employee of the corporation’s outside auditor who worked on the corporation’s audit at any time during any of the past three years.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee

The Nominating Committee may identify and propose an individual for election to the Board. This involves the following steps:

•

Assessment of Needs. As described above, the Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Corporation’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•

Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources, including shareholders.

•

Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the Corporation’s Bylaws and Nasdaq listing requirements. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•

Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•

Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for election by the Corporation’s stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the Bylaws, recommend that the Board elect new members of the Board to fill vacancies who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee

Stockholders may also submit names of director candidates to the Nominating Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating Committee is by written recommendation addressed to the Corporate Secretary, in care of the Corporation at One Bank Plaza, Wheeling, WV 26003. The recommendation must include biographical information about the nominee, share ownership of the nominee, business experience of the nominee and the name, address and number of shares owned by the stockholder submitting the request.

Stockholder Nominations Submitted to Stockholders

Stockholders may choose to submit nominations directly to the Corporation’s stockholders. The Corporation’s Bylaws set forth the process that stockholders may use if they choose this approach, which is described below at “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Corporation, monitors management’s and the Corporation’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Corporation’s strategy and approves a business plan and budget for the Corporation. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Corporation’s management, internal and external auditors, and outside advisors.

Board Meetings

The Board of Directors held regular meetings every other month in 2008. At its regular meeting on October 23, 2008 the Board conducted an annual corporate governance review. The Board of Directors also communicates informally with management on a regular basis.

Committees of the Board

In addition to the Executive Committee, the Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

Each of the three standing committees is composed entirely of Independent Directors. The Chair of each committee is an independent director. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Corporation’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Corporation’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Corporation’s compliance program, internal controls and risk management.

Nominating Committee

The Nominating Committee is responsible for assisting the Board in relation to (i) director nominations, (ii) committee structure and appointments, (iii) Board performance evaluations, (iv) regulatory matters relating to corporate governance, (v) stockholder proposals and communications, and (vi) management succession.

Compensation Committee

The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Corporation’s senior executives, (ii) overseeing the Corporation’s disclosure regarding executive compensation, (iii) reviewing the Corporation’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, (v) overseeing the Corporation’s human development programs designed to attract, retain, develop, and motivate the Corporation’s employees, (vi) reviewing the Corporation’s organization chart, and (vii) compensating directors.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Corporation’s operations. As part of this orientation, new directors have opportunities to meet with members of the Corporation’s management. The Corporation is also committed to the ongoing education of its directors. From time to time, the Corporation’s executives, the heads of its business groups and outside experts make presentations to the Board regarding their respective areas.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Corporation’s non-employee directors. The Compensation Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval.

In order to align the interests of directors and stockholders, it is also the Board’s policy that non-employee directors are encouraged to own an amount of the Corporation’s stock that is significant in light of each director’s individual means.

The Corporation also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Corporation and disclosing material, non-public information regarding the Corporation, and the Corporation has procedures in place to assist directors in complying with these laws.

Meetings of Board of Directors and Committees and Compensation of Members

The Board of Directors of the Corporation meets every other month, and the Executive Committee of the Corporation meets monthly. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $1,000 and $1,250, respectively. For the year 2008, the Directors received an annual fee of $8,000 payable quarterly at the rate of $2,000 per quarter. The Chairman of the Board and Chairman of the Audit Committee each received an annual fee of $25,000. During 2008, the Board of Directors of the Corporation held seven meetings. Directors of the Corporation were also paid a fee of $750 for attendance at meetings of other committees of the Corporation. No annual or meeting fees are paid to Directors who are also active officers of the Corporation or any of its affiliates. Fees in the total amount of $525,567 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 2008. In addition, fees in the aggregate amount of $62,713 were credited to the accounts of those Directors who elected to participate in the Wesbanco Deferred Compensation Plan, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in various Mutual Funds. As discussed on page 34, the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan was merged into the Wesbanco, Inc. Deferred Compensation Plan in 2005 to form a deferred compensation plan for directors and specifically identified officers that complies with the American Jobs Creation Act of 2004 and its implementing regulations. Upon the plan merger, directors’ credits under the prior plan became their respective opening credits under the new plan.

At its meeting on January 21, 2009, the Compensation Committee approved and recommended to the Board an increase in the annual retainer fee for the Board from the previously approved annual fee of $8,000 to $10,000 payable in quarterly installments of $2,500 each and the Board meeting attendance fee from $1,000 to $1,200 per meeting. The Board subsequently accepted and approved the recommendation at its meeting on February 26, 2009, effective as of April 1, 2009. At its meeting on January 21, 2009, the Compensation Committee also approved a 2008 bonus of $21,250 to Chairman Gardill.

Each director attended at least 75% of the total meetings of the Board of Directors and its committees held in 2008, with the exception of James E. Altmeyer who attended 50% of the total of such meetings and Abigail M. Feinknopf who attended 71% of such meetings. Twelve of twenty-three total directors at the time attended the 2008 shareholders meeting. Attendance at the annual shareholders meeting is considered in evaluating incumbent directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1) Wesbanco, Inc.	Fees Earned or Paid in Cash ($) (2) Wesbanco Bank, Inc.	Total ($) (3)
(a)	(b)	(c)	(d)
James E. Altmeyer	11,500	-0-	11,500
Ray A. Byrd	16,700	11,513	28,213
R. Peterson Chalfant	33,500	-0-	33,500
Christopher V. Criss	56,000	-0-	56,000
Robert M. D’Alessandri	14,000	-0-	14,000
James E. Entress	14,750	-0-	14,750
Abigail M. Feinknopf	13,000	-0-	13,000
John W. Fisher, II	19,500	-0-	19,500
Ernest S. Fragale	21,000	3,750	24,750
James C. Gardill	50,000	20,700	70,700
Edward M. George	28,750	13,000	41,750
John D. Kidd	27,750	-0-	27,750
Vaughn L. Kiger	33,750	3,570	37,500
Robert E. Kirkbride	32,250	12,200	44,450
D. Bruce Knox	10,417	-0-	10,417
Paul M. Limbert	—	—	—
Jay T. McCamic	14,000	-0-	14,000
F. Eric Nelson, Jr.	18,000	3,750	21,750
Henry L. Schulhoff	33,000	-0-	33,000
Joan C. Stamp	14,000	-0-	14,000
Neil S. Strawser	15,000	1,500	16,500
Reed J. Tanner	20,250	-0-	20,250
Donald P. Wood	21,000	-0-	21,000

(1)	Amounts in this column represent fees paid to directors for services on the board of directors of WesBanco, Inc. and any applicable Board committees. Amounts include cash and deferred fees contributed to the Wesbanco Deferred Compensation Plan.
(2)	Amounts in this column represent fees paid to directors for services on the board of directors of WesBanco Bank, Inc. and any applicable WesBanco Bank Board committees.
(3)	The Corporation has not provided stock options to directors and, thus, there are no outstanding director options.

Nominating Committee

The Corporation has a standing Nominating Committee. Members of the Corporation’s Nominating Committee are Vaughn L. Kiger, R. Peterson Chalfant and Christopher V. Criss, all of whom are independent directors, as the term is defined in Nasdaq listing standards. The Committee meets at least annually and when vacancies on the Corporation’s Board of Directors are to be filled and met once during 2008.

Compensation Committee

The Corporation has a standing Compensation Committee. The members of the Corporation’s Compensation Committee include John W. Fisher, II, Robert E. Kirkbride, Christopher V. Criss, R. Peterson Chalfant, Vaughn L. Kiger and Henry L. Schulhoff, all of whom are independent directors as the term is defined in Nasdaq listing standards and under applicable law. The Compensation Committee met three times during the fiscal year ended December 31, 2008 and once since January 1, 2009.

Compensation Committee Interlocks and Insider Participation

None of the Corporation’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Corporation’s Board of Directors. None of the Corporation’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation Committee.

Audit Committee

The Corporation has an Audit Committee. All members are considered independent under Nasdaq listing standards and Rule 10A-3 under the Act and the currently serving members are: Christopher V. Criss, Chairman, Reed J. Tanner, Ernest S. Fragale, and Donald P. Wood. Certain members of the Audit Committee are partners, controlling stockholders or executive officers of an organization that has a lending relationship with the banking affiliate of the Corporation, or individually, they maintain such relationships. The Corporation’s Board of Directors has determined that such lending relationships do not interfere with the director’s exercise of independent judgment. The Board of Directors of the Corporation has determined that Reed J. Tanner, a licensed CPA, is an “audit committee financial expert” as defined in Item 401 of Regulation S-K and that he is independent as that term is used in Item 7 of Schedule 14A. The Corporation has adopted a formal charter and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year. The Audit Committee met eight times in 2008.

Report of Audit Committee

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States and by codification of statements on auditing standards, pursuant to Public Company Accounting Oversight Board Rule 3600T, including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the independent auditors’ independence from management and the Corporation and considered the compatibility of nonaudit services with the auditors’ independence. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, credit quality and the overall quality of the Corporation’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. This report is not deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent requested by the Corporation or specifically incorporated by documents otherwise filed.

Submitted by:

AUDIT COMMITTEE:

Christopher V. Criss, Chairman	Ernest S. Fragale
Reed J. Tanner	Donald P. Wood

Approval of an Advisory Proposal on the Corporation’s

Executive Compensation Policies and Procedures

The Board of Directors believes that the Corporation’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. The Board of Directors also believes that both the Corporation and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, as currently required by the ARRA, the Board of Directors is providing stockholders with the right to cast an advisory vote on the Corporation’s executive compensation program at the Annual Meeting.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the stockholders of the Corporation approve the overall executive compensation policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” approval of this resolution.

Stockholders Intending to Nominate Candidates for

Election to Board of Directors Must Give Notice to Corporation

Under Section 2 of Article III of the Bylaws of the Corporation, any stockholder who intends to nominate or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

Proposals of Stockholders for Presentation at

Next Year’s Annual Meeting, to be Held April 21, 2010

Proposals which stockholders intend to present at next year’s annual meeting, to be held on Wednesday, April 21, 2010, will be eligible for inclusion in the Corporation’s proxy material for that meeting if they are submitted to the Corporation in writing not later than November 13, 2009. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at next year’s annual meeting, but not for inclusion in the Corporation’s proxy material for that meeting. To make such a proposal, the Corporation must receive from the stockholder a notice in writing of such request by January  29, 2010.

Independent Auditors

Ernst & Young LLP served as the registered public accounting firm for the Corporation and all affiliates for the year 2008. The services rendered by Ernst & Young LLP during the year 2008 consisted primarily of audit, tax and other audit related services as approved by the Audit Committee or under terms of the company’s audit services pre-approval policy. The Audit Committee has not yet formulated a recommendation to the Board of Directors relative to the appointment of Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Corporation for the year ending December 31, 2009. It is expected that a representative of Ernst & Young LLP will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present. A representative of Ernst & Young, LLP attended last year’s annual meeting.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Charter. Generally, these procedures require the Audit Committee to pre-approve all auditing services to be performed by its independent auditor subject to a de minimis exception. The pre-approval may be delegated to the Chairman subject to review and ratification by the Committee at its next scheduled meeting. All of the 2008 audit fees of $671,940 were pre-approved by the Audit Committee before commencement of the service. No such fees were approved by management under terms of the de minimis exception in the Audit Committee’s pre-approval policy provided for under Sarbanes-Oxley regulations, subject to later ratification by the Committee. Additionally, 100% of the tax fees totaling $92,000 were pre-approved by the Audit Committee and 100% of all other fees totaling $1,060 were pre-approved by the Audit Committee.

Audit Fees. The aggregate fees of Ernst & Young LLP billed for each of the last two fiscal years for professional services rendered for the audit of the Corporation’s annual financial statements included in Form 10-K filed with the Securities and Exchange Commission, and its internal controls over financial statement preparations, and the quarterly reviews of the Corporation’s financial statements included in Forms 10-Q for

2008 and 2007, respectively, were $671,940 and $887,964. Also included for both years were professional services rendered in connection with the Corporation’s acquisition of Oak Hill Financial, Inc. and accounting consultation on matters addressed during the audit or interim reviews, for consents on certain SEC registration statements, and for an audit of the Corporation’s broker-dealer, WesBanco Securities, Inc.

Audit-Related Fees. Ernst & Young LLP provides other audit-related services to the Corporation from time to time. However, the aggregate fees for these services billed for each of the last two fiscal years were $-0- for each year.

Tax Fees. Ernst & Young LLP also provides certain tax related services, and the aggregate fees billed for each of the last two fiscal years for such services were $92,000 and $58,600 for 2008 and 2007, respectively. These services primarily included preparation of the Corporation’s tax filings and certain tax planning advisory services for both years, and for 2008, the preparation of the final Oak Hill Financial, Inc. tax returns and state tax planning services.

All Other Fees. “All Other Fees” for the years ended December 31, 2008 and 2007, were $1,060 and $1,500, respectively, and represent subscription fees for an accounting and auditing research tool.

Proxy Solicitor

The Corporation has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $7,500, plus expenses. Proxies may also be solicited by employees of the Corporation. Proxies may be solicited by mail and by telephone call.

Other Matters to be Considered at the Meeting

Management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

By Order of the Board of Directors.

JAMES C. GARDILL

Chairman of the Board

Wheeling, West Virginia

March 13, 2009

WESBANCO, INC.

WHEELING, WEST VIRGINIA 26003

PROXY

ANNUAL MEETING OF STOCKHOLDERS

APRIL 15, 2009

[                                             ]

[                                             ]

The undersigned hereby constitutes and appoints Roland L. Hobbs, R. Peterson Chalfant and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of Wesbanco, Inc., to be held at Glessner Auditorium, Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003 on Wednesday, April 15, 2009, at 12:00 Noon and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows:

(1) For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them:

(a) For a term of three (3) years expiring at the annual stockholders meeting in 2012:

Ray A. Byrd	John W. Fisher, II
Ernest S. Fragale	D. Bruce Knox
Reed J. Tanner	Donald P. Wood

(2) Advisory Proposal on Executive Compensation—Directors recommend for approval.

For  ☐     Against  ☐     Abstain  ☐

(3) In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.

(SEAL)
(SEAL)

                                , 2009.

(Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.